EXHIBIT 10.1

EXECUTION COPY

FINANCING AGREEMENT

Financing Agreement, dated as of March 19, 2012, by and among WMI Holdings Corp., a Washington corporation (the "Borrower"), each subsidiary of the Borrower listed as a "Guarantor" on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders") and U.S. Bank National Association, a national banking association, as administrative agent for the Lenders (together with its successors and assigns, in such capacity, the "Agent").

RECITALS

           On September 26, 2008, Washington Mutual, Inc. and its subsidiaries (collectively, the "Debtors") filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (as amended and any successor thereto, the "Bankruptcy Code") and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.  Such reorganization cases were jointly administered under Case Numbers 08-12229 (the "Chapter 11 Cases").

On December 12, 2011, the Debtors filed their Seventh Amended Joint Plan of Reorganization (the "Plan of Reorganization"), and related Disclosure Statement with the Bankruptcy Court in the Chapter 11 Cases.  In connection therewith, the Debtors filed a Plan Supplement which included documents contemplated to be executed and delivered contemporaneously with the consummation of the Plan, including the form of this Agreement. By order dated February 23, 2012, the Bankruptcy Court confirmed the Plan of Reorganization in accordance with Section 1129 of the Bankruptcy Code and authorized the consummation thereof, including the execution and delivery of this Agreement.

The Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) a tranche A term loan and a tranche A-1 term loan in the aggregate principal amount of $25,000,000 and (b) a tranche B term loan in the aggregate principal amount of $100,000,000.  The proceeds of (a) the tranche A term loan and tranche A-1 term loan shall be used to fund working capital and to provide for general corporate purposes (as more fully set forth in Section 5.01(p) hereof) of the Borrower and its subsidiaries subject to the terms hereof, and (b) the tranche B term loan shall be used to fund permitted acquisitions and permitted originations subject to the terms hereof.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions .  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Action" has the meaning specified therefor in Section 10.12.

"Acquisition Business Plan" means a business plan approved by the board of directors of the Borrower consisting of pro forma projected GAAP Pre-Tax Income or Statutory Pre-Tax Income, in accordance with GAAP or SAP, as applicable.

"Additional Amount" has the meaning specified therefor in Section 2.07(a).

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the board of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided that neither the Agent nor any Lender shall be deemed an Affiliate of the Borrower.

"Agent" has the meaning specified therefor in the preamble hereto.

"Agent's Account" means an account at a bank designated by the Agent from time to time as the account into which the Loan Parties shall make all payments to the Agent for the benefit of the Agent and the Lenders under this Agreement and the other Loan Documents.

"Agent Fee Letter" shall mean that certain Fee Letter dated March 19, 2012 between the Borrower and the Agent, as amended, restated or otherwise modified from time to time.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (c) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (d) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (e) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Asset Coverage Ratio" means the ratio of Consolidated Assets to Consolidated Funded Indebtedness of the Loan Parties (excluding the Run-Off Notes); provided, that for purposes of calculating the Asset Coverage Ratio, (i) the Run-Off Assets and Liabilities shall be excluded and (ii) the Insurance Holdings of any Loan Party shall be accounted for at Net Asset Value on the basis of SAP (for purposes of clarity, it being understood that (x) Consolidated Assets shall exclude assets of Insurance Subsidiaries under SAP and (y) Consolidated Funded Indebtedness shall exclude liabilities of Insurance Subsidiaries under SAP).

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee in accordance with Section 10.07 hereof, substantially in the form of Exhibit A attached hereto.

"Authorized Officer" means, with respect to any Person, the chief executive officer or chief financial officer of such Person.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.) as amended, and any successor statute.

"Bankruptcy Court" has the meaning specified therefor in the recitals hereto.

"Blocked Person" has the meaning specified therefor in Section 5.01(t).

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Borrower's Cash Interest Expense" means, with respect to Borrower for any period, (a) gross interest expense (excluding interest on the Run-Off Notes) of the Borrower for such period determined in accordance with GAAP incurred in connection with the Loan and any other Indebtedness (including, without limitation, interest expense paid to Affiliates), less (b) the sum of, in each case to the extent included in clause (a) above, (i) the amortized amount of debt discount and debt issuance costs, (ii) gains or losses related to adjustments to the carrying value of Borrower Funded Indebtedness pursuant to GAAP and any applicable Accounting Standards Codifications (c) interest payable in evidence of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

"Borrower Funded Indebtedness" means, with respect to the Borrower at any date, all Indebtedness of the Borrower, determined in accordance with GAAP.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

"Business Performance Test" means, with respect to each Fiscal Year of the Borrower and its Subsidiaries (a) the Asset Coverage Ratio of the Borrower and its Subsidiaries as of the last day of such Fiscal Year is not less than 1.20 to 1.00, and (b) the actual performance (on an aggregate basis) of the Borrower and its Subsidiaries for such Fiscal Year, as compared to the Covenant Business Plan in respect of such Fiscal Year, does not demonstrate an actual negative variance greater than 25%.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof, (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's, (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof.

"Change of Control" means each occurrence of any of the following:

(a)           the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 50% of the aggregate outstanding voting power of the Equity Interests of the Borrower;

(b)           commencing on the earlier of (x) the twelve month anniversary of the effective date of the Plan of Reorganization and (y) when the initial board of directors of the Borrower is fully constituted with members expected to serve a year or more, during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority the directors of the Borrower then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors of the Borrower;

(c)           except to the extent permitted by Section 6.02(c), the Borrower shall cease to directly or indirectly have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Equity Interests of each other Loan Party or  Insurance Subsidiary (including, without limitation, any protected cell (other than the Protected

Cell)), free and clear of all Liens or in the case of entities that are Loan Parties or is an Insurance Subsidiary (including, without limitation, any protected cell (other than the Protected Cell)), as a result of a Permitted Acquisition or Permitted Origination, the Borrower shall cease to directly or indirectly have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least the same percentage of the aggregate voting power of the Equity Interests of such Loan Party, free and clear of all Liens as Borrower had at the time of the closing of the Permitted Acquisition or the Permitted Origination as a result of such Permitted Acquisition or Permitted Origination; or

(d)           a "Change of Control" (or any comparable term or provision), if any, under or with respect to any of the Run-Off Notes Documents or Subordinated Indebtedness of the Borrower or any of its Subsidiaries.

"Chapter 11 Cases" has the meaning specified therefor in the recitals hereto.

"CIP Regulations" has the meaning specified therefor in Section 8.09.

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Commitment" means, with respect to each Lender, such Lender's Term Loan A Commitment, Term Loan A-1 Commitment and Term Loan B Commitment.

"Confirmation Order" means that certain Order Confirming Seventh Amended Joint Plan of Reorganization of the Debtors, in form and substance acceptable to the Required Lenders and the Equity Committee, entered by the Bankruptcy Court on February 24, 2012.

"Consolidated Funded Indebtedness" means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, excluding any deposits at an FDIC regulated financial institution which is a Loan Party.

"Consolidated Assets" means, the total consolidated assets of the Borrower and its Subsidiaries, with the valuation of such total consolidated assets to be calculated on the basis of: (a) in the case of assets owned by the Borrower and its Subsidiaries immediately prior to the time of such calculation, and reflected in the most recently delivered audited financial statements delivered pursuant to Section 6.01(a) hereof, on the basis of such audited financial statements, and (b) in the case of assets (i) to be acquired or originated by the Borrower and its Subsidiaries contemporaneously with the making of such calculation, or (ii) acquired or originated after delivery of the most recently delivered audited financial statements pursuant to Section 6.01(a) hereof, on the basis of the fair market value of such assets, as determined in accordance with (x) the Independent Valuation Process, if required hereunder, or (y) at any other time, by a majority of the Borrower's board of directors, including the Lender Board Representative, in the exercise of the board's good faith business judgment, using a customary method for determining fair market value for such assets.

"Consolidated Tangible Assets" means Consolidated Assets of the Loan Parties, after deducting therefrom any intangible assets.

"Covenant Business Plan" means a business plan consisting of pro forma projected GAAP Pre-Tax Income and Statutory Pre-Tax Income, reflecting all Permitted Acquisitions (consistent with any Acquisition Business Plan) and Permitted Originations (consistent with any Origination Business Plan) through the date of preparation thereof, prepared by the management of the Borrower (it being understood that the Covenant Business Plan is not required to be the actual business plan prepared by the Borrower from time to time for purposes other than the Business Performance Test).

"Cure Amount" means an amount sufficient to reduce Indebtedness outstanding under this Agreement such that after giving effect to such reduction, the Interest Coverage Ratio set forth in Section 6.03(a) is satisfied.

"Cure Right" means the right to obtain a cash equity contribution of the Cure Amount from external sources (so long as such equity issued in connection therewith is common equity of the same class that exists on the Effective Date) and such Cure Amount is deposited in a separate blocked account subject to a first priority perfected Lien in favor of the Agent for the benefit of the Agent and the Lenders and held in such account for six months from the date of deposit; provided, however, that in the event that at the end of such six-month period, without giving effect to such sums so deposited, a Default or Event of Default is continuing with respect to the Interest Coverage Ratio as computed on such date based on the then most recent quarterly financial statements, the Agent shall apply such Cure Amounts to first prepay the  Term Loan A-1 until paid in full and then to prepay the Term Loan A and the Term Loan B on a pro rata basis and, provided further, such Cure Amounts may come from internal sources, so long as such amounts were not borrowed from the Lenders under Term Loan A, Term Loan A-1 or Term Loan B and do not constitute Restricted Disposition Proceeds.

"Debtors" has the meaning specified therefor in the recitals hereto.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means subject to Section 3.02, any Lender that (a) has failed to fund any portion of the Loan required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within five (5) Business Days of the date when due, (c) is insolvent or becomes the subject of an Insolvency Proceeding or (d) has notified the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); provided, however, that solely for the purpose of any responsibilities or obligations of the Agent hereunder, the Agent shall not be deemed to be aware of such public statement unless notified in writing of such public statement by any party to this Agreement. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.02) upon delivery of written notice of such determination to the Borrower and each Lender.

"Default PIK Interest" has the meaning specified therefor in Section 2.04.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

"Dividend" has the meaning specified therefor in Section 6.02(f).

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

"Effective Date" has the meaning specified therefor in Section 4.01.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Equity Committee" means the official committee of equity security holders appointed in the jointly administered cases styled as In re Washington Mutual, Inc., et al. and being jointly administered in the Bankruptcy Court, Case no. 08-12229 (MFW), under Chapter 11 of the Bankruptcy Code.

"Equity Interest" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

"Equity Issuance" means either the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests.

"Equity Requirement" means as to (a) a Permitted Acquisition, the requirement that not less than 20% of the Purchase Price paid in connection with any Permitted Acquisition be funded with the proceeds of Equity Issuances or Subordinated Indebtedness or with cash on hand (other than Restricted Disposition Proceeds, proceeds of Loans, or other Indebtedness) and (b) a Permitted Origination, that no less than 20% of the Origination Request shall be funded with the proceeds of Equity Issuances or Subordinated Indebtedness or with cash on hand (other than Restricted Disposition Proceeds, proceeds of Loans, or other Indebtedness).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" means any of the events set forth in Section 7.01.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

"Final Maturity Date" means the earlier of (a) five years from the Effective Date, and (b) the date on which the Loans (other than the Term Loan A-1) shall become due and payable in full in accordance with the terms of this Agreement.

"Final Term Loan A-1 Maturity Date" means the earlier of (a) fifty-four months from the Effective Date and (b) the date on which the Loans shall become due and payable in full in accordance with the terms of this Agreement.

"Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each year.

"Foreign Subsidiary" means any Subsidiary other than a Domestic Subsidiary.

"Funding Fee" means 1.5% of the Total Commitment earned in full, and nonrefundable on the date of the first advance of Term Loan A as to Term Loan A Commitment, on the date of the first advance of the Term Loan A-1 as to the Term Loan A-1 Commitment and on the date of the first advance of Term Loan B as to Term Loan B Commitment, and paid-in-kind by being added to the outstanding principal balances of the Term Loan A, Term Loan A-1 and Term Loan B, as applicable, on such dates as aforesaid.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

"GAAP Net Income" means, with respect to any Person, for any period, the net income (or loss) of such Person for such period determined in accordance with GAAP; other than the net income of such Person that is, on the last day of such period, subject to any statutory restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation.

"GAAP Pre-Tax Income" means, with respect to any Person, for any period, (a)  the GAAP Net Income of such Person for such period; (b) plus the sum of, in each case to the extent included in the calculation of GAAP Pre-Tax Income and without duplication,(i) any provision for United States federal income taxes or other taxes measured by net income, (ii) any loss from extraordinary items, (iii) any depreciation, depletion and amortization expense up to $2,500,000 per annum in the aggregate, (iv) any aggregate net loss on the Disposition of property (other than Accounts Receivable and inventory) outside the ordinary course of business, (v) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to Accounts Receivable, loan assets, investment securities, provisions for loss on loans and impairment of loans and investment securities under GAAP, and inventory; provided, however, without duplication of (vi) below that any such non-cash expenditure charge or loss resulting from any mark-to-market accounting for temporary impairment of investment securities as contemplated in clause (vi) below shall be added to such Person's GAAP Pre-Tax Income), including the amount of any compensation deduction as the result of any Equity Issuance to employees, officers, directors or consultants, (vi) any non-cash losses to the extent of any mark-to-market accounting for temporary impairment of investment securities of any such Person, and (vii) any fees and expenses of such Person incurred in connection with the engagement of a Qualified Valuation Firm in connection with the Independent Valuation Process, and minus (c) the sum of, in each case to the extent included in the calculation of such GAAP Pre-Tax Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any gain from extraordinary items, (iii) any aggregate net gain from the Disposition of property (other than Accounts Receivable and inventory) out of the ordinary course of business by such Person, (iv) any other non-cash gain, including any gain or reversal of a charge referred to in clause (b)(vi) above, and (v) any other cash payment in respect of expenditures, charges and losses that have been added to GAAP Pre-Tax Income of such Person pursuant to clause (b)(v) above in any prior period.

"Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guaranteed Obligations" has the meaning specified therefor in Section 9.01.

"Guarantor" means (a) each Subsidiary of the Borrower listed as a "Guarantor" on the signature pages hereto,  if any, and (b) each other Person which guarantees, pursuant to Section 9.01(b) or otherwise, all or any part of the Obligations or executes a joinder agreement substantially in the form of Exhibit B attached hereto.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in ARTICLE IX hereof and (b) any other guaranty, in form and substance satisfactory to the Required Lenders, made by any other Guarantor in favor of the Agent, for the benefit of the Agent and the Lenders, guaranteeing all or part of the Obligations.

"Holdout Lender" has the meaning specified therefor in Section 10.02(b).

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, with respect to the Loan Parties, the Loans); (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all capitalized lease obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Required Lenders and in accordance with accepted practice, of such Person (marked to market) under hedging agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all contingent obligations; and (j) obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

"Indemnified Matters" has the meaning specified therefor in Section 10.15.

"Indemnitees" has the meaning specified therefor in Section 10.15.

"Independent Valuation Process" means, in connection with a proposed Permitted Acquisition, the valuation report of a Qualified Valuation Firm containing an opinion that the consideration to be paid for the target business or assets to be acquired in connection with the proposed Permitted Acquisition is not greater than the fair market value of the target business or assets, such opinion to (a) be rendered after consideration of the Acquisition Business Plan and such other factors that the Qualified Valuation Firm deems material to such opinion and (b) set forth the basis for such opinion.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Insurance Book Closing" means, after the approval of the applicable Governmental Authority, the transfer by WMMRC of all Run-Off Proceeds held on the date of such transfer, the right to receive all future Run-Off Proceeds, the Trusts and their assets along with all insurance liabilities associated therewith as of the date of transfer to the Protected Cell in conformance with all applicable Requirements of Law, which complies with the following requirements: (w) the Protected Cell shall be organized as a direct wholly owned subsidiary of the Borrower,  (x) the assets of the Protected Cell shall not be chargeable with liabilities arising out of any other business WMMRC may conduct, (y) the business plan establishing the Protected Cell shall restrict its business to the administration and management of the Trusts and the assets thereof along with the liabilities associated therewith, and the distribution of the Run-Off Proceeds; and (z) the governing documents of the Protected Cell shall provide that no dividend or distribution may be made to any Person other than the Borrower as provided for in Run-Off Notes Documents.

"Insurance Holdings" means investments in the equity, whether owned in whole or in part, of any Insurance Subsidiary.

"Insurance Subsidiary" means (a) any direct or indirect Subsidiary of the Borrower regulated by any insurance-related Governmental Authority engaged in the business of selling, issuing or underwriting insurance or reinsurance and any activities (including investment activities) reasonably related or ancillary thereto or representing a reasonable extension thereof and (b) WMMRC, at any time after the Insurance Book Closing, to the extent it is regulated by any insurance-related Governmental Authority.

"Intercreditor Agreement" means the Intercreditor Agreement, dated as of March 19, 2012, among the Borrower, the other grantors party thereto, Wilmington Trust, National Association, as collateral agent for the First Lien Creditors, Second Lien Creditors and Third Lien Creditors (each, as defined therein) and Agent, as Credit Agreement Agent (as defined therein) and authorized representative for Third Lien Creditors, as amended, modified and supplemented from time to time.

"Interest Coverage Ratio" means, with respect to Borrower for any period, (a) the sum of (i) the Statutory Pre-Tax Income of all of Borrower's Insurance Subsidiaries for such period; plus (ii) the aggregate GAAP Pre-Tax Income of the Borrower's non-insurance company Subsidiaries (i.e., all Subsidiaries other than its Insurance Subsidiaries); plus (iii) an amount equal to all interest, dividend, and other income (or loss) (which for the avoidance of doubt shall not include Borrower's Cash Interest Expense) of the Borrower for such period and not included in (i) or (ii) above; divided by (b) an amount equal to the Borrower's Cash Interest Expense during such period.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person in the form of loans, guarantees, advances or other extensions of credit, capital contributions or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person) or (b) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP or SAP, as applicable.

"Lender" has the meaning specified therefor in the preamble hereto.

"Lender Board Representative" means the Person designated by the Required Lenders from time to time as a member of the board of directors of the Borrower, as such Person may be replaced by the Required Lenders from time to time, as such designation and replacement is set forth in the Borrower's certificate of incorporation and/or bylaws and as consistent with applicable law.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Lien Requirement" means, in connection with a Permitted Acquisition, Permitted Origination or any asset of Borrower or any of its Subsidiaries, the requirement that (a) all of the Equity Interests acquired or otherwise issued by the Person that is the target of the Permitted Acquisition, or the Person that originates pursuant to a Permitted Origination, or if such Person is an Insurance Subsidiary or owns Regulated Insurance Assets, a special purpose vehicle formed in connection with such Permitted Acquisition or Permitted Origination to hold the Equity Interests of such Person, shall be owned, in each case, 100% by the Borrower or any Guarantor Subsidiary thereof (provided, however, that the Borrower or such Guarantor Subsidiary may own less than 100% of the Equity Interests of such Person or such special purpose vehicle so long as all assets owned by such Person or special purpose vehicle are permitted by the applicable partnership, joint venture, or other governing agreement relating to the Equity Interests of such Person or special purpose vehicle to be, and are on the date of acquisition thereof, subject to a first priority Lien granted to the Agent for the benefit of the Agent and the Lenders (subject, to the extent applicable, Permitted Liens)), (b) all of (i) the Equity Interests of such Person acquired in connection with such Permitted Acquisition, or such Person that originates pursuant to a Permitted Origination, or if such Person is an Insurance Subsidiary or owns Regulated Insurance Assets, a special purpose vehicle formed in connection with such Permitted Acquisition or Permitted Origination to hold the Equity Interests of such Person, are subject, in each case, to first priority Liens granted to the Agent for the benefit of the Agent and the Lenders by the Borrower or Guarantor Subsidiary which owns the Equity Interests of such Person, and (ii) all assets acquired in connection with such Permitted Acquisition, originated in connection with such Permitted Origination or otherwise originated or acquired by the Borrower or any of its Subsidiaries are subject to first priority Liens (subject to Permitted Liens) granted to the Agent for the benefit of the Agent and the Lenders, other than in the case of the Permitted Acquisition of an Insurance Subsidiary or a Subsidiary that owns Regulated Insurance Assets, or a Permitted

Origination by an Insurance Subsidiary or in respect of Regulated Insurance Assets, in which case, the Negative Pledge Requirement shall be applicable to the Equity Interests of such Insurance Subsidiary, and any such Regulated Insurance Assets, and (c) to the extent applicable, the requirement to deliver additional guaranties and collateral set forth in Section 6.01(b) (it being understood that as to any Insurance Subsidiary and any Regulated Insurance Assets first priority perfected Liens on Equity Interests and assets as well as guaranties are required unless, and only to the extent, any insurance–related Governmental Authority prohibits the granting of such Liens or the making of guaranties).

"Lien Update" means a summary in reasonable detail setting forth the commercially reasonable and diligently pursued efforts of the Borrower regarding the granting of Liens in connection with an Insurance Subsidiary or Regulated Insurance Assets consistent with and pursuant to Section 6.01(a)(ix) and Section 6.01(b)(i).

"Loan" means the Term Loan A, Term Loan A-1 and the Term Loan B.

"Loan Document" means this Agreement, the Security Documents, any Guaranty, the Intercreditor Agreement , the Agent Fee Letter and any other agreement, instrument, note, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

"Loan Party" means the Borrower and any Guarantor.

"Material Adverse Effect" means a material adverse effect on any of (a) the business, assets, financial condition, operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of this Agreement or any other Loan Document, (c) the ability of the Borrower or any of its Subsidiaries that is a Loan Party to perform its obligations under any Loan Document to which it is a party, (d) the rights and remedies of the Agent or any Lender under any Loan Document to the extent such effect does not result from any act or omission of the Agent or the Lenders, or (e) the validity, perfection or priority of a Lien (to the extent required hereunder) in favor of the Agent for the benefit of the Agent and the Lenders on the Collateral having a fair market value in excess of $250,000.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

"Negative Pledge Requirement" means as to any Equity Interest or assets as to which the Agent or Lenders do not have a first priority Lien (other than Permitted Liens) or any Subsidiary that is not a Guarantor, the requirement that no such liens shall be granted, and no such guaranties shall be delivered in respect of such Subsidiary, in favor of any other Person.

"Net Asset Value" means the sum of total assets less total liabilities of a Person accounted for on the basis of GAAP or SAP, whichever is applicable.

"New Lending Office" has the meaning specified therefor in Section 2.07(e).

"Non-U.S. Lender" has the meaning specified therefor in Section 2.07(e).

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agent and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest (including any PIK Interest), and whether or not accruing after the commencement of any Insolvency Proceeding or otherwise, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the Funding Fee, and (c) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

"OFAC Sanctions Programs" means the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as it has been or shall thereafter be renewed, extended, amended, or replaced, and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

"Origination Amount" means $10,000,000 unless the Required Lenders increase such amount in their sole and absolute discretion, such increase to become effective upon a written notice signed by such Required Lenders approving such increase.

"Origination Business Plan" means a business plan approved by the board of directors of the Borrower in respect of each proposed origination business, the description of such business, and projections (including revenues) with respect thereto in accordance with GAAP or SAP, as applicable, including, without limitation, the management selected to operate such business.

"Origination Request" means the total amount of the investment in a proposed Permitted Origination, specified by the Borrower, and consistent with the Origination Business Plan.

"Other Taxes" has the meaning specified therefor in Section 2.07(b).

"Owner" means (a) WMMRC, until the occurrence of the Insurance Book Closing, and (b) the Protected Cell, after the occurrence of the Insurance Book Closing.

"Participant Register" has the meaning specified therefor in Section 10.07(g).

"Payment Office" means the Agent's office located at U.S. Bank Corporate Trust Services, 214 North Tryon Street, 26th Floor, Charlotte, NC  28202, Attn.: CDO Trust Services, Facsimile: 704-335-4678, or at such other office or offices of the Agent as may be designated in writing from time to time by the Agent and the Borrower.

"Permitted Acquisition" means any acquisition by the Borrower or any of its direct or indirect wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line, unit or division of, any Person); provided, that:

                                (a)           immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

                                (b)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirements of Law;

                               (c)             the assets or Equity Interests acquired shall be consistent with the requisites of 5.01(l);

                               (d)             the Equity Requirement shall have been satisfied;

                               (e)             the Lien Requirement shall have been satisfied;

                               (f)             the Borrower shall provide the Lenders which such information and documentation related to the proposed acquisition as they shall reasonably request and on consummation of such acquisition a complete set of acquisition closing documents shall be delivered to the Agent.

"Permitted Dispositions" shall mean the conveyance, sale, lease or sublease, transfer or other disposal for cash, whether in one transaction or a series of related transactions, all or any part of a business, property or assets, whether now owned or hereafter acquired (or the entry into an agreement to do any of the foregoing), provided that (a) if such disposition is of assets or Equity Interests acquired in connection with a Permitted Acquisition or originated in connection with a Permitted Origination with the proceeds of a Term Loan B, then the amount for which such asset is sold shall not be less than the amount advanced under the Term Loan B in connection with such Permitted Acquisition or Permitted Origination, as the case may be; (b) no Restricted Disposition Proceeds shall be permitted to be used for a Permitted Origination except with the consent of the Required Lenders, and (c) the Restricted Disposition Proceeds received in connection with such disposition shall be held in a deposit account of a Loan Party subject to the dominion and control of the Agent for the benefit of the Agent and the Lenders, and such Restricted Disposition Proceeds shall be (x) used to fund Permitted Acquisitions or Permitted Originations (subject to clause (b)), or (y) applied to the Obligations at the Borrower's discretion.

"Permitted Indebtedness" means:

                      (a)           any Indebtedness owing to the Agent or any Lender under this Agreement and the other Loan Documents;

                      (b)           Indebtedness evidenced by capitalized lease obligations entered into in order to finance capital expenditures made by the Loan Parties, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (b) and clause (c) of this definition, does not exceed $1,000,000 at any time outstanding;

                      (c)           Indebtedness permitted by clause (e) of the definition of "Permitted Lien";

                      (d)           Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

                      (e)           Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

                      (f)           with respect to the Borrower only, contingent liabilities including in respect of earn-outs or similar payments, indemnification obligations, adjustment of purchase price, non-compete, or similar obligations of the Borrower  incurred in connection with the consummation of one or more Permitted Acquisitions and in an aggregate maximum amount for each Permitted Acquisition as to adjustment of purchase price or any payments pursuant to any indemnification obligations not to exceed 15% of the Purchase Price for such Permitted Acquisition (it being understood that no Restricted Disposition Proceeds can be applied to the payment thereof).

(g)           Subordinated Indebtedness in an original principal amount not to exceed, at the time of incurrence in the aggregate (together with the principal of all other Subordinated Debt previously incurred), the greater of (i) $25,000,000 and (ii) 25% of Consolidated Tangible Assets, so long as no Default or Event of Default has occurred or shall be continuing after giving effect to the incurrence of such Subordinated Indebtedness;

(h)           Indebtedness outstanding on the Effective Date under the Run Off Notes Documents, together with any capitalized interest thereon, if any; and

(i)           the extension of maturity, refinancing or modification of the terms of any of the foregoing; provided, however, that (i) such extension, refinancing or modification is pursuant to terms, individually or in the aggregate, that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified (including interest rates amortization, maturity, source of repayment, terms of subordination and/or limitations on recourse, if any), and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto); provided that Borrower shall be permitted to refinance the Run-Off Notes in an amount greater than the Indebtedness outstanding immediately prior to such refinancing transaction (subject to all of the other limitations set forth in this paragraph (i)); provided further that net proceeds of such refinancing transaction in excess of the amount needed to satisfy the Run-Off Notes in full shall be applied as follows:  (a) 50% of such excess proceeds shall be immediately applied to the Obligations in accordance with Section 2.05(d) of this Agreement and (b) 50% of such proceeds shall be held in a deposit account of a Loan Party subject to the dominion and control of the Agent for the benefit of the Agent and the Lenders and treated as though they were Restricted Disposition Proceeds under this Agreement; and (iii) any such refinancing or modification shall not add new obligors or be secured by assets which did not secure the debt being so refinanced.

"Permitted Investments" shall mean each of the following:

(a)           investments in cash and Cash Equivalents;

(b)           investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)           advances made in connection with purchases of goods or services in the ordinary course of business;

(d)           [Intentionally Omitted];

(e)           stock or obligations issued to Borrower and its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness or other liabilities of such Person owing to Borrower and its Subsidiaries in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

(f)           Permitted Acquisitions;

(g)           Permitted Originations;

(h)            the deferred portion of any Purchase Price; and

(i)           any acquisition, origination or other investment by a Loan Party not funded by (x) Term Loan B or (y) Restricted Disposition Proceeds, so long as, in each case, the Lien Requirement is met with respect thereto.

"Permitted Liens" means:

(a)           Liens securing the Obligations, including, without limitation, any Lien granted to the Agent for the benefit of the Agent and the Lenders on the Run-Off Proceeds;

(b)           Liens for taxes, assessments and governmental charges the payment of which is not required under Section 6.01(c);

(c)           Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           [Intentionally Omitted];

(e)           (i)           purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $1,000,000;

(f)           deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)           easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

(h)           Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)           Liens on real property or equipment securing Indebtedness permitted by subsection (b) of the definition of Permitted Indebtedness;

(j)           the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a capital lease), in each case extending only to such personal property;

(k)           non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(l)           judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 7.01(h);

(m)           rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(n)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(o)           Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition; and

(p)           Liens on (i) the Collateral Account (as defined in the Run-Off Notes Indenture) and all funds and assets held therein or credited thereto, (ii) the Trustee Fee Account (as defined in the Run-Off Notes Indenture) and all funds and assets held therein and credited thereto, (iii) all Run-Off Proceeds held by the Trusts, (iv) all Run-Off Proceeds held by WMMRC (to the extent permitted by the applicable Governmental Authority), (v) all Run-Off Proceeds held by the Protected Cell (to the extent permitted by the applicable Governmental Authority), (vi) all Run-Off Proceeds received by the Borrower, (vii) all rights of the Borrower to receive dividends or distributions in respect of the Run-Off Proceeds, (viii) the Equity Interests of WMMRC owned or held by the Borrower (to the extent permitted by the applicable Governmental Authority), (ix) the Equity Interests in the Protected Cell owned or held by the Borrower (to the extent permitted by the applicable Governmental Authority), (x) the excess assets of the Protected Cell (to the extent permitted by the applicable Governmental Authority), and (xi) all proceeds of the foregoing, in each case, granted in favor of the Run-Off Notes Collateral Agent to secure Indebtedness permitted under clause (h) of the definition of Permitted Indebtedness.

"Permitted Origination" means the origination of a loan asset or insurance policy which (a) is subject to the Origination Business Plan, (b) satisfies the corresponding conditions set forth in clauses (a), (b) and (d) of the definition of "Permitted Acquisition", (c) satisfies the Lien Requirement in respect of any such loan assets and insurance policies and (d) shall be, as to Permitted Originations funded with the proceeds of Term Loan B advances, in an amount less than or equal to the Origination Amount in the aggregate unless the Required Lenders agree, in their sole and absolute discretion, to increase the Origination Amount.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"PIK Interest" has the meaning specified therefor in Section 2.04.

"PIK Rate" means a rate per annum equal to 1.0%.

"Plan" means any Employee Plan or Multiemployer Plan.

"Plan of Reorganization" has the meaning specified therefor in the recitals hereto.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.0%.

"Private Side Information" has the meaning specified therefor in Section 10.18.

"Private Sider" has the meaning specified therefor in Section 10.18.

"Pro Rata Share" means:

(a) (i)           with respect to a Lender's obligation to make the Term Loan A and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided that if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A, and

(a) (ii) with respect to a Lender's obligation to make the Term Loan A-1 and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan A-1 Commitment, by (ii) the Total Term Loan A-1 Commitment, provided that if the Total Term Loan A-1 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan A-1 and the denominator shall be the aggregate unpaid principal amount of the Term Loan A-1, and

(b)           with respect to a Lender's obligation to make the Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B, and

(c)           with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 8.05), the percentage obtained by dividing (i) the sum of such Lender's portion of the undrawn Total Commitment plus the unpaid principal amount of such Lender's portion of the Loans, by (ii) the sum of the undrawn Total Commitment plus the aggregate unpaid principal amount of the Loans.

"Protected Cell" means a protected cell established by the Borrower in connection with the Insurance Book Closing upon the receipt of approval of the applicable Governmental Authority and maintained pursuant to § 431:19-303 of Title 24 of the Hawaii Insurance Code, in conformance with all applicable Requirements of Law.

"Purchase Price" means, with respect to any Permitted Acquisition, the cash purchase price paid in connection with such Permitted Acquisition, it being understood that a portion of such purchase price may be paid in cash on a deferred basis, so long as the Equity

Requirement is satisfied with respect to such deferred amount and such a deferred payment does not represent any "earn-outs" or similar payments.

"Qualified Valuation Firm" means, the following firms: Perella Weinberg Partners LP, Evercore Partners, Houlihan Lokey, FBR & Co., Zolfo Cooper, LLC, Duff & Phelps Corp., Sandler O'Neill + Partners, L.P., Goldin Associates, L.L.C., AlixPartners, and Kinetic Partners, or any other firms mutually agreed to by Borrower and Required Lenders, in each case having expertise in the relevant insurance or financial sector related to the proposed Acquisition.

"Register" has the meaning specified therefor in Section 10.07(d).

"Registered Loans" has the meaning specified therefor in Section 10.07(d).

"Regulated Insurance Assets" means assets of any Insurance Subsidiary.

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Replacement Lender" has the meaning specified therefor in Section 3.02.

"Required Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (c) of the definition thereof) aggregate at least 66 2/3%.  The Pro Rata Share of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Report" has the meaning specified therefor in Section 8.12.

"Restricted Disposition Proceeds" means, with respect to a Permitted Disposition of assets or Equity Interests acquired in connection with a Permitted Acquisition or originated in connection with a Permitted Origination, a portion of the proceeds of such Permitted Disposition equal to the sum of (a) the amount advanced under Term Loan B to fund the underlying Permitted Acquisition or Permitted Origination, and (b) the amount provided by Borrower to satisfy the Equity Requirement in connection with such Permitted Acquisition or Permitted Origination.

"Run-Off Assets and Liabilities" means the assets and liabilities of WMMRC related to the policies in place at the Effective Date, accounted for on the basis of SAP.

"Run-Off Assets Pledge and Security Agreement" means the Pledge and Security Agreement, dated as of March 19, 2012, by and among the Washington Mutual, Inc., as Issuer (as defined therein), Wilmington Trust, National Association, as the First Lien Trustee and Collateral Agent (each, as defined therein), Law Debenture Trust Company of New York, as the Second Lien Trustee (as defined therein) and the Agent, as Credit Agreement Agent (as defined therein), and any other security agreement providing for Liens on the Collateral entered into in connection with any refinancing of the First Lien Obligations, the Second Lien Obligations or the Third Lien Obligations (each, as defined therein), in each case as the same may be amended, restated, amended and restated, renewed, replaced, supplemented or otherwise modified from time to time.

"Run-Off Notes" means, collectively, the Notes and the Second Lien Notes, each as defined in the Run-Off Notes Indenture.

"Run-Off Notes Collateral Agent" means Wilmington Trust National Association.

"Run-Off Notes Documents" means the Notes Documentation and the Second Lien Documentation, each as defined in the Run-Off Notes Indenture.

"Run-Off Notes Indenture" means the Senior First Lien Notes Indenture, dated as of March 19, 2012, by and between the Borrower, as Issuer, and Wilmington Trust National Association, as Trustee in respect of the Borrower's 13% Senior First Lien Notes Due 2030.

"Run-Off Proceeds" means (a)(i) all net premiums, reinsurance recoverables, net revenue resulting from commutation of insurance contracts, net interest income, reserve releases and other revenues derived from the reinsurance contracts, investments and other assets of the Trusts, without duplication, less (ii)(A) the reasonable and necessary costs and expenses of the Trusts or the Owner (including, but not limited to, general and administrative expenses, audit fees, required regulatory capital contributions (which capital contributions will be added back to the Run-Off Proceeds if applicable regulations permit such distributions thereof), expenses of regulatory compliance, including all costs associated with the Insurance Book Closing, expenses of administering the Run-Off Notes Documents and taxes) attributable to the administration of the Trusts or the assets thereof and the collection of premiums and/or management of investments in connection therewith (which expenses shall include reasonable and customary expenses attributable to the foregoing paid under any administrative services agreement, investment management agreement or similar agreement), and (B) claims paid for covered losses and (b) the proceeds from the foregoing received by the Owner or the Borrower in cash, securities and/or other property from any sale, liquidation, merger or other disposition in respect of the Owner or its interests in the Trusts or the assets thereof. The inclusion of clause (b) of this definition shall not be construed as a consent to any sale, liquidation, merger or other disposition or waiver of compliance with any covenant related thereto.  For the avoidance of doubt, to the extent that the Borrower or WMMRC pays any such cost, capital contribution or expense described in clause (ii)(A), payment by Borrower or WMMRC will be deemed a cost or expense of the Trusts.

"SAP" means (a) statutory accounting principles and regulations prescribed by the National Association of Insurance Commissioners for the preparation of financial statements for an insurance business applied on a consistent basis or (b) to the extent an Insurance Subsidiary is permitted by a Governmental Authority to report on an alternative basis to the basis under (a) above, such adjustments to such alternative basis reasonably acceptable to the Borrower and Agent at the direction of the Required Lenders that will make pretax income under such alternative basis reasonably equivalent to pretax income as if calculated under (a) above.  The adjustments to be made pursuant to clause (b) above will be made as soon as is reasonably practicable from an accounting perspective, but in no event later than the end of the first full quarterly period following the acquisition of such Insurance Subsidiary.

"Scheduled PIK Interest" has the meaning specified therefor in Section 2.04.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 10.07.

"Security Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Agent for the benefit of the Agent and the Lenders securing the Obligations with a first priority perfected security interest in all assets of the Loan Parties, subject only to Permitted Liens, and delivered to the Agent in form and substance reasonably satisfactory to the Required Lenders.

"Security Documents" means any Security Agreement, the Run-Off Assets Pledge and Security Agreement, any UCC filing authorization letter, all deposit account and securities account control agreements, and any other agreements pursuant to which a Lien is granted to the Lenders or the Agent on behalf of the Lenders.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Statutory Pre-Tax Income" means for any Insurance Subsidiary, or any insurance assets required for regulatory purposes to be accounted for in accordance with SAP, pre-tax income (or loss) in accordance with SAP.

"Subordinated Indebtedness" means unsecured Indebtedness of the Borrower which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Required Lenders, that provides, among other things, (a) that such Subordinated Indebtedness is subordinated to the payment of interest on the Loan that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-petition interest is allowed or allowable as a claim in any such proceeding, (b) that no amortization or other principal payments may be made with respect to such Subordinated Indebtedness prior to the payment in full in cash of all of the Obligations and (c) that no cash interest may be paid with respect to such Subordinated Indebtedness provided that cash interest may be paid by the Borrower if (i) no Default or Event of Default has occurred and is continuing or would result therefrom at the time of such payment and (ii) at the time of such cash payment the Borrower is paying current cash interest on the Loans hereunder at 7% per annum (without exercising any option to pay PIK interest under this Agreement); provided that in no event shall such cash interest in respect of such Subordinated Indebtedness exceed a rate per annum of 12% (it being understood that there is no cap on PIK interest).

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person; provided, however, that WMMRC and the Protected Cell shall not be considered a "Subsidiary" of the Borrower or any Loan Party for the purposes of any Loan Document (including, without limitation, for purposes of calculating the Asset Coverage Ratio for purposes of Article IV hereof and the financial covenants set forth in Section 6.03 hereof), other than (i) as expressly set forth in such Loan Document and (ii) with respect to WMMRC only, at any time after the Insurance Book Closing.  Further, any conditions existing at the Protected Cell will not directly or indirectly impact or affect compliance with any of the representations, warranties, covenants, conditions and obligations of the Loan Parties and any of their Subsidiaries hereunder.

"Taxes" has the meaning specified therefor in Section 2.07(a).

"Term Loan A" means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a)(i).

"Term Loan A Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan A to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan A Commitment Termination Date" means the earliest to occur of (i) the date the Term Loan A Commitments are permanently reduced to zero pursuant to Section 2.01(a), (ii) the date of the termination of the Term Loan A Commitments pursuant to Section 7.01, and (iii) three years from the Effective Date.

"Term Loan A-1" means the term loans made by the Term A-1 Lenders pursuant to Section 2.01 (a)(ii).

"Term Loan A-1 Commitment" means with respect to each Term A-1 Lender, the commitment of such Lender to make the Term Loan A-1 to the Borrower in an amount set forth in Schedule 1.01 (A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan A-1 Commitment Termination Date" means the earliest to occur of (i) the date the Term Loan A-1 Commitments are permanently reduced to zero pursuant to Section 2.01(a), (ii) the date of the termination of the Term Loan A-1 Commitments pursuant to Section 7.01, and (iii) three years from the Effective Date.

"Term Loan B" means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

"Term Loan B Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan B to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan B Commitment Termination Date" means the earliest to occur of (i) the date the Term Loan B Commitments are permanently reduced to zero pursuant to Section 2.01(b), (ii) the date of the termination of the Term Loan B Commitments pursuant to Section 7.01, and (iii) three years from the Effective Date.

"Total Commitment" means the sum of the Total Term Loan A Commitments, the Total of the Term Loan A-1 Commitments and the Total Term Loan B Commitments.

"Total Term Loan A Commitment" means the sum of the Term Loan A Commitments.

"Total Term Loan A-1 Commitment" means the sum of the Term Loan A-1 Commitments.

"Total Term Loan B Commitment" means the sum of the Term Loan B Commitments.

"Transferee" has the meaning specified therefor in Section 2.07(a).

"Trusts" means (a) Home Loan Reinsurance Co. United Guaranty Residential Insurance Company Reinsurance Agreement (Acct. No. x6401); (b) Home Loan Reinsurance Co. Genworth Reinsurance Co. Trust Agreement (Acct. No. x6403); (c) Mortgage Guaranty Insurance Corporation/WM MTG Reinsurance Co. Trust; (Acct. No. x2400); (d) Reinsurance Escrow Agreement among WM Mortgage Reinsurance Co. PMI Mortgage Insurance Company and US Bank (Acct. No. x6404); (e) Radian Guaranty Inc. and WM Mortgage Reinsurance Company Agreement, dated March 27, 2001 (Acct. No. x5700); (f) Home Loan Reinsurance Co. Republic Mortgage Co. Reinsurance Agreement, dated December 14, 1998 (Acct. No. x6402); (g) Washington Mutual Custody Account (Acct. No. x6406); and (h) WM Mortgage Reinsurance Company Inc. (Acct. No. x4202).

"Uniform Commercial Code" has the meaning specified therefor in Section 1.04.

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

"WMMRC" means WM Mortgage Reinsurance Company, Inc., a Hawaii corporation and directly wholly-owned subsidiary of the Borrower.

"WMMRC New Business" means any business activities conducted by WMMRC after the Insurance Book Closing, other than any activities conducted in connection with the Run-Off Assets and Liabilities and administration of the Run-Off Notes and Run-Off Notes Documents.

Section 1.02 Terms Generally .  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03 Certain Matters of Construction .  References in this Agreement to "determination" by the Agent or Lender includes good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent or Lender (in the case of qualitative determinations).  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the Required Lenders.  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of the Agent, any agreement entered into by the Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by the Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by the Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agent and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04 Accounting and Other Terms .

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared without giving effect to an election under Statement of Financial Accounting Standards 159 (or any similar accounting principal) permitting a Person to value its financial liabilities at the fair market value thereof.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent at the direction of the Required Lenders may otherwise determine.

Section 1.05 Time References .  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to the Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments .  (a)(i) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a Term Loan A Commitment severally agrees to make the Term Loan A, on one or more borrowing dates, to the Borrower prior to the Term Loan A Commitment Termination Date, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan A Commitment.  The aggregate principal amount of the Term Loan A made on any borrowing date shall not exceed the undrawn Total Term Loan A Commitment (excluding, for the purposes of this Section 2.01(a)(i), the Funding Fee and any PIK Interest added to the outstanding principal balance of the Term Loan A).  Any principal amount of the Term Loan A which is repaid or prepaid may not be reborrowed.  The Total Term Loan A Commitment and the Total Commitment shall be permanently reduced immediately and without further action on the date of each borrowing of the Term Loan A in an amount equal to the amount of such Term Loan A funded, and each Lender's Term Loan A Commitment, if any, shall be permanently reduced immediately and without further action on the date of each borrowing of the Term Loan A in an amount equal to such Lender's Pro Rata Share of the amount of such Term Loan A funded.

(ii) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a Term Loan A-1 Commitment severally agrees to make the Term Loan A-1, on one or more borrowing dates, to the Borrower prior to the Term Loan A-1 Commitment Termination Date, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan A-1 Commitment.  The aggregate principal amount of the Term Loan A-1 made on any borrowing date shall not exceed the undrawn Total Term Loan A-1 Commitment (excluding, for the purposes of this Section 2.01(a)(ii), the Funding Fee and any PIK Interest added to the outstanding principal balance of the Term Loan A-1).  Any principal amount of the Term Loan A-1 which is repaid or prepaid may not be reborrowed.  The Total Term Loan A-1 Commitment and the Total Commitment shall be permanently reduced immediately and without further action on the date of each borrowing of the Term Loan A-1 in an amount equal to the amount of such Term Loan A-1 funded, and each Lender's Term Loan A-1 Commitment, if any, shall be permanently reduced immediately and without further action on the date of each borrowing of the Term Loan A-1 in an amount equal to such Lender's Pro Rata Share of the amount of such Term Loan A-1 funded.

(iii) all borrowings under this clause (a) shall be allocated on a pro rata basis between the Term Loan A and the Term Loan A-1 based on the respective amounts of the unfunded Total Term Loan A Commitment and the unfunded Total Term Loan A-1 Commitment at the time of such borrowing.

(b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a Term Loan B Commitment severally agrees to make the Term Loan B, on one or more borrowing dates, to the Borrower prior to the Term Loan B Commitment Termination Date, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan B Commitment.  The aggregate principal amount of the Term Loan B made on any borrowing date shall not exceed the undrawn Total Term Loan B Commitment (excluding, for the purposes of this Section 2.01(b), the Funding Fee and any PIK Interest added to the outstanding principal balance of the Term Loan B).  Any principal amount of the Term Loan B which is repaid or prepaid may not be reborrowed. The Total Term Loan B Commitment and the Total Commitment shall be permanently reduced immediately and without further action on the date of each borrowing of the Term Loan B in an amount equal to the amount of such Term Loan B funded, and each Lender's Term Loan B Commitment, if any, shall be permanently reduced immediately and without further action on the date of each borrowing of the Term Loan B in an amount equal to such Lender's Pro Rata Share of the amount of such Term Loan B funded.

Section 2.02 Making the Loans .  (a)  The Borrower shall give the Agent a written notice of borrowing substantially in the form of Exhibit C (a "Notice of Borrowing"), not later than 12:00 noon (New York City time) on the date which is five (5) Business Days prior to the date of the proposed Loan.  Such Notice of Borrowing shall specify (i) the principal amount of the proposed Loan (which shall be not less than $2,500,000), (ii) whether the Loan is a Term Loan A and a Term Loan A-1 or a Term Loan B and (iii) the proposed borrowing date, which shall be a Business Day, and which shall not occur more than once each month.  Upon receipt of a Notice of Borrowing, the Agent will promptly notify each Lender thereof and of the amount of such Lender's Pro Rata Share of such borrowing.  The Agent and the Lenders may act without liability upon the basis of written or telecopied notice believed by the Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Agent).  The Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrower.  The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

(c) The Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan A Commitment, Total Term Loan A-1 Commitment or Total Term Loan B Commitment, as applicable, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make the Loan requested hereunder, nor shall the Term Loan A Commitment, the Term Loan A-1 Commitment or the Term Loan B Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make the Loan requested hereunder, and each

Lender shall be obligated to make the Loan required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03 Repayment of Loans; Evidence of Debt .  The outstanding unpaid principal of the Term Loan A-1 (including the Funding Fee and any PIK Interest) shall be due and payable on the Final Term Loan A-1 Maturity Date.  The outstanding unpaid principal of the Term Loan A and Term Loan B (including the Funding Fee and any PIK Interest) shall be due and payable in full on the Final Maturity Date.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower owing to such Lender. The Agent shall maintain accounts and sub-accounts in which it shall record (i) the amount of the Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder , (iii) the amount of the Funding Fee and any PIK Interest added to principal from time to time as specified herein, and (iv) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.  The entries made in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.  Any Lender may request that Loans made by it be evidenced by a promissory note.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.07) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.04 Interest and Funding Fee .

(a) Loans.  Each portion of the Term Loan A shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such portion of the Term Loan A until repaid, at a rate per annum equal to 7.0% (of which at least 6.0% shall be payable in cash and up to 1.0% of which may be paid-in-kind as set forth in clause (d) below).  Each portion of the Term A-1 shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such portion of the Term Loan A-1 until repaid, at a rate per annum equal to 7.0% (of which at least 6.0% shall be payable in cash and up to 1.0% of which may be paid-in-kind as set forth in clause (d) below).  Each portion of the Term Loan B shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such portion of the Term Loan B until repaid, at a rate per annum equal to 7.0% (of which at least 6.0% shall be payable in cash and up to 1.0% of which may be paid-in-kind as set forth in clause (d) below).

(b) Funding Fee.  Each Loan shall be subject to the Funding Fee.

(c) Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment.  Interest on each Loan shall be payable quarterly, in arrears, on the first day of each fiscal quarter, commencing on the first day of the fiscal quarter following the fiscal quarter in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise).  Notwithstanding the foregoing, (i) interest payable at the Post-Default Rate pursuant to the foregoing clause (c) shall be paid-in-kind by being added to the outstanding principal balance of the Term Loan A, Term Loan A-1 and the Term Loan B, on a pro rata basis ("Default PIK Interest"), and (ii) the Borrower shall have the option, upon not less than three (3) Business Days' prior written notice to the Agent, to elect that a portion of the regularly scheduled interest payment due on the Term Loan A, and the Term Loan A-1 in an amount not to exceed the PIK Rate and that a portion of the regularly scheduled interest payment due on the Term Loan B, in an amount not to exceed the PIK Rate shall be paid-in-kind by being added to the outstanding principal balance of the Term Loan A, Term Loan A-1 or the Term Loan B, as applicable ("Scheduled PIK Interest", and together with Default PIK Interest, "PIK Interest"), provided, however, that if an Event of Default shall have occurred and be continuing on the applicable interest payment date, the interest payment due on such interest payment date (other than Default PIK Interest) may not be added to the principal outstanding under the applicable Loan and shall be payable in cash on such interest payment date and, provided further, however, that if the applicable interest payment date is the Final Maturity Date or the Final Term Loan A-1 Maturity Date, as the case may be, then any interest payment due on such date (including at the PIK Rate or the Post-Default Rate) shall be payable in cash on the Final Maturity Date or the Final Term Loan A-1 Maturity Date, as the case may be.  Any interest to be capitalized shall be capitalized (i) in the case of Default PIK Interest, on each day that the corresponding Event of Default has occurred and continues, and (ii) in the case of Scheduled PIK Interest, on the first day of each fiscal quarter, commencing on the first day of the fiscal quarter following the fiscal quarter in which such Term Loan A, Term Loan A-1 or such Term Loan B, as applicable, is made, and added to the then outstanding principal amount of the Term Loan A, Term Loan A-1, or the Term Loan B, as applicable, and, thereafter, in the case of both Default PIK Interest and Scheduled PIK Interest, shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Term Loan A, Term Loan A-1 or the Term Loan B, as applicable.

(e) General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans .

(a) Reduction of Commitments.  The Total Term Loan A Commitment shall terminate at 5:00 p.m. (New York City time) on the Term Loan A Commitment Termination Date.  The Total Term Loan A-1 Commitment shall terminate at 5:00 p.m. (New York City time) on the Term Loan A-1 Commitment Termination Date.  The Total Term Loan B Commitment shall terminate at 5:00 p.m. (New York City time) on the Term Loan B Commitment Termination Date.  The Borrower may reduce the undrawn Total Term A Loan Commitment, the undrawn Total Term Loan A-1 Commitment and/or the undrawn Total Term Loan B Commitment to an amount (which may be zero) not less than the aggregate principal amount of any Term Loan A, Term Loan A-1 and/or Term Loan B, as applicable, not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02.  Each such reduction (x) shall be in an amount which is an integral multiple of $1,000,000 (or by the full amount of the Total Term Loan A Commitment, the Total Term Loan A-1 Commitment and/or Term Loan B Commitment, as applicable, in effect immediately prior to such reduction if such applicable amount at that time is less than $1,000,000), (y) shall be made by providing not less than 5 Business Days' prior written notice to the Agent, and (z) shall be irrevocable.  Once reduced, the Total Term Loan A Commitment, Total Term Loan A-1 Commitment and Total Term Loan B Commitment may not be increased.  Each such reduction of the Total Term Loan A Commitment, Total Term Loan A-1 Commitment and/or Total Term Loan B Commitment shall reduce the Term Loan A Commitment, Total Term Loan A-2 Commitment and/or Term Loan B Commitment, as applicable, of each Lender proportionately in accordance with its Pro Rata Share thereof.  Any reduction of the Total Term Loan A Commitment or the Total Term Loan A-1 Commitment shall be allocated on a pro rata basis to the Total Term Loan A Commitment and the Total Term Loan A-1 Commitment.

(b) Optional Prepayment.  The Borrower may, at any time and from time to time, upon at least 5 Business Days' prior written notice to the Agent, prepay without penalty or premium the principal of the Loans in accordance with clause (d) below in whole or in part.  Each prepayment made pursuant to this clause (b) shall be accompanied by the cash payment of accrued interest to the date of such payment on the amount prepaid.

(c) Mandatory Prepayment.

(i) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness, except to the extent provided in clause (i) of the definition thereof), the Borrower shall promptly prepay the outstanding amount of the Loans in accordance with clause (d) below in an amount equal to 100% of the net cash proceeds received by such Person in connection therewith.  The provisions of this Section 2.05(c) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(ii) To the extent required in connection with the exercise of the Cure Right under Section 6.03(c) and without limiting the right of the Agent thereunder, the Borrower shall promptly prepay the outstanding amount of the Loans in accordance with clause (d) below in an amount equal to 100% of the Cure Amount.

(d) Application of Payments.  Each prepayment pursuant to subsection (b) and(c) above, as well as any prepayment described in subparagraph (i) of the definition of "Permitted Indebtedness," shall be applied first to the Term Loan A-1 until paid in full and then on a pro rata basis to the Term Loan A and the Term Loan B until paid in full.  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Agent has elected, or has been directed by the Required Lenders, to apply payments and other proceeds of Collateral in accordance with Section 3.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 3.03(b).

(e) Interest and Fees.  Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, and (ii) any fees and expenses then due and owing to the Agent .

(f) Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Agent's Fee .  The Borrower agrees to pay to the Agent, for the account of the Agent, the agency fees and expenses set forth in the Agent Fee Letter, at the times and in the amount specified therein. All such agency fees and expenses shall be paid as provided in the Agent Fee Letter, in immediately available funds, to the Agent.  Once paid, none of the agency fees shall be refundable under any circumstances.

Section 2.07 Taxes .  (a)  Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on the net income (or franchise taxes imposed in lieu of such income taxes) of the Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")) by (A) the jurisdiction in which any Agent or any Lender is located or (B) as the result of any other present or former connection between such Agent or Lender and the jurisdiction imposing such tax (other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Agent or any Lender is located, and (iii) taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not more onerous to comply with) (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually "Taxes").  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.07) the Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority, without duplication of any amounts payable pursuant to Section 10.04, in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this

Agreement or any other Loan Document ("Other Taxes").  Each Loan Party shall deliver to the Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(d) The Loan Parties hereby jointly and severally indemnify and agree to hold the Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.07) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(e) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Lender") that is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments made under the Loan Documents, agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 10.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Borrower and the Agent one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agent and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any such representation is no longer accurate.  Each other Lender or Transferee (other than any such Lender or Transferee which is taxed as a corporation for U.S. Federal income tax purposes) and the Agent, if applicable, shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and to the Agent, as applicable, certifying that such Lender, Transferee or the Agent, as applicable, is exempt from U.S. backup withholding tax.  Such forms shall be delivered by each Non-U.S. Lender, other Lender, Transferee or Agent, as applicable, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender, other Lender, or Transferee or, if applicable, Agent changes its applicable lending office by designating a different lending office (a "New Lending Office").  In addition, such Non-U.S. Lender, other Lender, Transferee or Agent, as applicable, shall deliver such forms within 20 days after receipt of a written request therefor from the Borrower, the Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.07, a Non-U.S. Lender, other Lender, Transferee or Agent, as applicable, shall not be required to deliver any form pursuant to this Section 2.07(e) that such Non-U.S. Lender, other Lender, Transferee or Agent is not legally able to deliver.

(f) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, other Lender, Transferee or Agent or pay any Additional Amounts to any Non-U.S. Lender, other Lender, Transferee or Agent in respect of United States federal withholding tax pursuant to this Section 2.07 to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender, other Lender, Transferee or Agent became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender, other Lender, Transferee or Agent, as applicable, designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender, other Lender, Transferee or Agent, as applicable, to comply with the provisions of clause (e) above.

(g) The Agent or any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.07 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require the Agent or such Lender (or Transferee) to disclose any information the Agent or such Lender (or Transferee) deems confidential and would not, in the sole determination of the Agent or such Lender (or Transferee), be otherwise disadvantageous to the Agent or such Lender (or Transferee).

(h) If the Agent or any Lender (or a Transferee) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts, pursuant to this Section 2.07, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties' expense.  If any Lender or the Agent (or a Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.07, it shall within 30 days from the date of such receipt pay over such refund to the Borrower, net of all out-of-pocket expenses of the Agent or such Lender (or Transferee).

(i) The obligations of the parties under this Section 2.07 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

FEES, PAYMENTS AND OTHER COMPENSATION

Section 3.01 Payments; Computations and Statements .  (a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent's Account.  All payments received by the Agent after 12:00 noon (New York City time) on any Business Day will be credited to the loan account on the next succeeding Business Day.  All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agent and the Lenders.  Except as provided in Section 2.02, after receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.  Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Agent) of the opening and closing daily balances in the loan account of the Borrower during such month, the amounts of the Loans made to the Borrower, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, and the amount and nature of any charges to the loan account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 3.02 Sharing of Payments, Defaulting Lenders, Etc

(a) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Loan was funded by the other Lenders).  This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Agent, and the Borrower shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loan and pays to the Agent all amounts owing by such Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement (in which event Borrower shall preserve all of its rights and remedies (in law and in equity) against such Defaulting Lender in respect of such breach, subject to Section 10.15 hereof) and shall entitle the Borrower at its option, upon written notice from the Borrower to the Agent, to permanently replace the Defaulting Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Defaulting Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Defaulting Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 10.07(b).  Any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lenders' or the Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(b) Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.02(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 3.03 Apportionment of Payments .  Subject to any written agreement among the Agent and/or the Lenders:

(a) all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders, shall, apply all payments received by the Agent in respect of the Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement:  (i) first, to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Term Loan A-1, Term Loan A and the Term Loan B until paid in full; (iv) fourth, ratably to pay principal of the Term Loan A-1, Term Loan A and Term Loan B (including the Funding Fee and any PIK Interest added to the outstanding principal balance of the Term Loan A-1, Term Loan A and Term Loan B) until paid in full; and (v) fifth, to the ratable payment of all other Obligations then due and payable.

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 3.03(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Agent to be for the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Loan in accordance with the terms and conditions of Section 2.05.

(d) For purposes of Section 3.03(b) (other than clause (v)), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (v), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 3.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.03 shall control and govern.

ARTICLE IV

CONDITIONS TO LOANS

Section 4.01 Conditions Precedent to Effectiveness .  This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Lenders:

(a) Payment of Fees, Etc.  The Borrower shall have paid on or before the date of this Agreement all costs and expenses then payable pursuant to Section 2.06 and the Agent shall have received payment from the Lenders for all of its attorneys fees and expenses accrued to the Effective Date as agreed in writing with the Lenders.

(b) Representations and Warranties; No Event of Default.  The representations and warranties contained in Article V and in each other Loan Document delivered to the Agent or any Lender on or prior to the Effective Date are true and correct on and as of the Effective Date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date).  No Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with their respective terms.

(c) Legality.  The making of the Loans shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

(d) Delivery of Documents.  The Agent on behalf of the Lenders shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Lenders and, unless indicated otherwise, dated the Effective Date:

(i) this Agreement, the Security Documents, and other collateral documentation, if any, each duly executed by the parties thereto, together with (x) the original stock certificates representing all of the common stock of each Loan Party's Subsidiaries and all intercompany promissory notes of each Loan Party, accompanied by undated stock powers executed in blank and other proper instruments of transfer, and (y) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Lenders, desirable to perfect the security interests purported to be created by each Security Agreement and evidence satisfactory to the Lenders of the filing of such UCC-1 financing statements;

(ii) a certificate of the Secretary of each Loan Party, certifying as to (w) certified copies of the governing documents of such Loan Party (including in the case of the Borrower's governing documents, without limitation, satisfactory provisions related to the Lender Board Representative), (x) the resolutions of such Loan Party, authorizing the borrowings hereunder, the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and the execution, delivery and performance of such Loan Documents, (y) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be party to, and (z) certificates of the appropriate official(s) of the jurisdiction of organization and each jurisdiction of foreign qualification of each Loan Party customary for transactions of this nature;

(iii) a certificate of an Authorized Officer of the Borrower, certifying (a) the names and true signatures of the persons that are authorized to provide the Notice of Borrowing and all other notices under this Agreement and the other Loan Documents and (b) that on the Effective Date no Default or Event of Default has occurred and is continuing or would result from this Agreement or any other Loan Document becoming effective in accordance with its or their respective terms;

(iv) other certificates, if any, to be determined;

(v) opinions of (i) Perkins Coie LLP, counsel to the Loan Parties, as to such matters as the Lenders may reasonably request and (ii) such other counsel to the Loan Parties reasonably acceptable to the Lenders as to New York law matters as the Lenders may reasonably request; and

(vi) a duly executed Notice of Borrowing, if any, pursuant to Section 2.02 hereof.

(e) Insurance.  The Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.01(h) and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable and shall name the Agent, on behalf of the Agent and Lenders, as additional insured, in form and substance satisfactory to the Lenders.

(f) Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.

(g) Confirmation Order and Approval of the Plan of Reorganization.  The Plan of Reorganization shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, and all other conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived, and the Confirmation Order shall have been entered by the Bankruptcy Court.  There shall have been no determination that any of the Debtors did not solicit approvals of the Plan of Reorganization in good faith pursuant to section 1125(e) of the Bankruptcy Code.  The Confirmation Order shall be in full force and effect, shall not have been stayed pending any appeal, and at least fourteen (14) days shall have elapsed since the entry of the Confirmation Order, unless such fourteen (14) day period is waived by the Bankruptcy Court or by the agreement of the Lenders.  The Plan of Reorganization shall have become effective in accordance with the terms of the Confirmation Order.

The Agent shall not be responsible in any way for the form, substance and completeness of such conditions precedent and shall not be responsible for ascertaining the adequacy or effectiveness of such deliverables or whether any or all of such deliverables have been delivered.

Section 4.02 Conditions Precedent to All Loans .  The obligation of any Lender to make any Loan after the Effective Date is subject to the fulfillment of each of the following conditions precedent:

(a) Payment of Fees.  The Borrowers shall have paid all fees, costs and expenses then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 10.04 hereof.

(b) Representations and Warranties; No Event of Default.  The following statements shall be true and correct on the date of such Loan, and the Borrower's acceptance of the proceeds of such Loan shall be deemed to be a representation and warranty by each Loan Party on the date of such Loan that:  (i) the representations and warranties contained in Article V and in each other Loan Document, on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, and (iii) the conditions set forth in this Section 4.02 have been satisfied as of the date of such request.

(c) Legality.  The making of such Loan shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

(d) Notices.  The Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(e) Asset Coverage Ratio.  The Asset Coverage Ratio on the date of the proposed borrowing, and after giving effect to such borrowing, shall be not less than 1.25 to 1.00.

(f) Special Conditions Precedent for Term Loan B Borrowings in Respect of Permitted Acquisitions.  In connection with a Term Loan B borrowing in connection with a Permitted Acquisition, the following special conditions precedent shall be satisfied:

(i) either:

(x) a majority of the board of directors of the Borrower, including the Lender Board Representative, approve the subject transaction, or

(y) (A) a majority of the board of directors of the Borrower, excluding the Lender Board Representative, approve the subject transaction, and (B) the subject transaction is approved pursuant to the Independent Valuation Process;

(ii)  the amount of such Term Loan B borrowing does not represent more than 80% of the Purchase Price paid in connection with such Permitted Acquisition; and

(iii) the Borrower shall have delivered to the Agent a certificate of an Authorized Officer of the Borrower, which may be conclusively relied upon by the Agent, certifying (i) that the equity contribution in connection with the Permitted Acquisition complies with the Equity Requirement and (ii) that the use of proceeds of the Term Loan B in connection with such borrowing is consistent with the requirements set forth in the definition of "Permitted Acquisition", as applicable, setting forth, to the extent the foregoing clause (f)(i)(x) is applicable, valuation determined by the board of directors.

(g) Special Conditions Precedent for Term Loan B Borrowings in Respect of Permitted Originations.  In connection with a Term Loan B borrowing in connection with a Permitted Origination, the following special conditions precedent shall be satisfied:

(i) the amount of such Term Loan B borrowing does not represent more than 80% of the Origination Request in connection with such Permitted Origination;

(ii) the Borrower shall have delivered an Origination Business Plan; and

(iii) the Borrower shall have delivered to the Agent a certificate of an Authorized Officer of the Borrower, which may be conclusively relied upon by the Agent, certifying that the use of proceeds of the Term Loan B in connection with such borrowing is consistent with the requirements set forth in the definition of "Permitted Origination" and that the equity contribution in connection therewith complies with the Equity Requirement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties .  Each Loan Party hereby represents and warrants to the Agent and the Lenders as follows:

(a) Organization, Good Standing, Etc.  Each Loan Party (i) is duly organized, validly existing and (to the extent the concept of good standing is applicable to a Loan Party under the laws of the relevant state or jurisdiction) in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction (to the extent the concept of good standing is applicable to the Borrower or such Guarantor under the laws of the relevant state or jurisdiction) in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its governing documents in any respect or any applicable Requirement of Law in any material respect or any material contractual obligation binding on or otherwise affecting it or any of its material properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except where such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party, except with respect to recordings with respect to Collateral, or any authorization, approval or action, the absence of which could not reasonably be expect to have a Material Adverse Effect.

(d) Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(e) Subsidiaries.  Schedule 5.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Equity Interests of such Subsidiaries of the Borrower in existence as of the Effective Date.

(f) Litigation.  There is no pending or, to the knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party, any Insurance Subsidiary or any of its properties before any court or other Governmental Authority or any arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g) Financial Condition.  Since the Effective Date no event or development has occurred that has caused any material adverse change in the business, assets, financial condition, operations, performance or properties of (x) the Borrower, (y) its Insurance Subsidiaries (taken as a whole) or (z) its Subsidiaries (other than Insurance Subsidiaries) taken as a whole (it being understood that events, conditions or developments affecting financial markets generally shall not be deemed a material adverse change under this clause (g), and that non-cash losses to the extent of any mark-to-market accounting due to temporary impairment of investment securities shall not be considered in determining whether a material adverse change has occurred under this clause (g)).

(h) Compliance with Law, Etc.  No Loan Party or any of its Subsidiaries is in violation of (i) any of its governing documents, or (ii) any domestic or foreign Requirement of Law, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(i) ERISA.  No Loan Party nor any of its ERISA Affiliates contributes to, sponsors, maintains or has an obligation to contribute to or maintain any Multiemployer Plan or any defined benefit plan and has not at any time prior to the date hereof established, sponsored or maintained, been a party to and has not at any time prior to the date hereof contributed or been obligated to contribute to or maintain any Multiemployer Plan or any defined benefit plan.  Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

(j) Taxes, Etc.  All Federal, and all material state, local and foreign tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party or any Insurance Subsidiary have been filed, or extensions have been obtained, and all material amounts of taxes, assessments and other governmental charges imposed upon any Loan Party or any Insurance Subsidiary or any property of any Loan Party or any Insurance Subsidiary and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof on the financial statements of such Loan Party or any Insurance Subsidiary in accordance with GAAP, or SAP, as applicable.  No Loan Party or any Insurance Subsidiary has knowledge of any proposed or pending tax assessments, deficiencies or audits that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(k) Regulations T, U and X.  No Loan Party or any Insurance Subsidiary is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business.  No Loan Party or any Insurance Subsidiary is engaged in any business other than financial services, insurance services, the origination of loan assets, the origination of insurance assets, or the origination of financial services.

(m) Permits, Etc.  Each Loan Party and each Insurance Subsidiary has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person if the failure to have or be in compliance therewith could reasonably be expected to have a Material Adverse Effect.

(n) Full Disclosure.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Lenders and/or the Agent contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith and based on assumptions believed by each Loan Party to be reasonable at the time made.

(o) Insurance.  Each Loan Party maintains the insurance and required reserves and financial assurance as required by law and as required by Section 6.01(h).  Schedule 5.01(o) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(p) Use of Proceeds.  The proceeds of (a) the Term Loan A and the Term Loan A-1 shall be used to fund working capital and provide for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, to fund acquisitions and originations (consistent with the requirements of Section 5.01(l))), and (b) the Term Loan B shall be used to fund (i) Permitted Acquisitions and (ii) Permitted Originations.

(q) Solvency; No Fraudulent Transfer.  After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, (x) the Borrower, (y) its Insurance Subsidiaries (taken as a whole), and (z) its Subsidiaries (taken as a whole) are Solvent.  No transfer of property is being made by any Loan Party or any Insurance Subsidiary and no obligation is being incurred by any Loan Party or any Insurance Subsidiary in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party or any Insurance Subsidiary.

(r) Investment Company Act.  None of the Loan Parties or any Insurance Subsidiary is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(s) Employee and Labor Matters.  Except any matter which could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have complied with all Requirements of Law relating to employee and labor matters.

(t) Anti-Terrorism Laws.  (i) None of the Loan Parties nor any of their Subsidiaries is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws, (ii) none of the Loan Parties nor any of their Subsidiaries is any of the following (each a "Blocked Person"): (A) a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC's list of Specially Designated Nationals and Blocked Persons; (B) a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in subclause (A), above; (C) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a Person that is affiliated or associated with a Person described in subclauses (A) through (C), above, (iii) none of the Loan Parties nor any of their Subsidiaries. (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

(u) Reorganization Matters. Since the entry of the Confirmation Order, there have been no modifications, amendments, revisions or restatements of the Plan of Reorganization that are adverse to the interests of any Lender (in any capacity, including, without limitation, as a pre-petition creditor of Borrower), except those approved by the Lenders.  The Confirmation Order, confirming the Plan of Reorganization, has been entered by the Bankruptcy Court and has not been stayed pending any appeal.

ARTICLE VI

COVENANTS OF THE LOAN PARTIES

Section 6.01 Affirmative Covenants .  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Term Loan A Commitment, Term Loan A-1 Commitment or Term Loan B Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements.  Furnish to the Agent (which shall promptly furnish or make available to the Lenders):

(i) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower and its Subsidiaries commencing with the first fiscal quarter of the Borrower and its Subsidiaries ending after the Effective Date, consolidated financial statements of the Borrower and its Subsidiaries and financial statements by business unit (including in each case balance sheets, statements of operations and retained earnings and statements of cash flows of the Borrower and its Subsidiaries) as at the end of such quarter and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, and setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP (and where applicable SAP) applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agent and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of Borrower and its Subsidiaries (unless the Borrower is subject to SEC filing requirements mandating a shorter period for the delivery of Form 10-K, in which case the time period for delivery hereunder shall be such shorter period) consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP (and where applicable, SAP), and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Required Lenders (which opinion shall be without (A) a "going concern" or like qualification or exception, or (B) any qualification or exception as to the scope of such audit);

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries commencing with the first fiscal month of the Borrower and its Subsidiaries ending after the Effective Date, internally prepared consolidated financial statements of the Borrower and its Subsidiaries and financial statements by business unit (including in each case balance sheets, statements of operations and retained earnings and statements of cash flows of the Borrower and its Subsidiaries) as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, and setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year (it being understood that the requirement for such "comparative form" shall not commence until the first month following the one year anniversary of the Effective Date) all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month;

(iv) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 6.01(a), a certificate of an Authorized Officer of the Borrower (A) certifying that he has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto and (B) in the case of deliveries pursuant to Section 6.01(a)(i), attaching a schedule showing the calculation of the financial covenant specified in Section 6.03(a), and in the case of deliveries pursuant to Section 6.01(a)(ii), attaching a schedule showing the calculation of the financial covenants specified in Sections 6.03(a) and 6.03(b);

(v) promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party or any Insurance Subsidiary, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(vi) promptly after the sending thereof, copies of all statements, reports and other information any Loan Party or any Insurance Subsidiary sends to any holders of its securities or with any insurance-related Governmental Authority (other than statements filed with the SEC or any national (domestic or foreign) securities exchange);

(vii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party or any Insurance Subsidiary by its auditors in connection with any annual or interim audit of the books thereof;

(viii) promptly (and, in any event, within three (3) Business Days of the occurrence thereof) written notice of (x) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, and (y) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (A) against any Loan Party or any Insurance Subsidiary or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (B) with respect to any Loan Document;

(ix) promptly upon any significant developments with respect thereto or promptly after the reasonable request of Agent (such request at the direction of the Required Lenders and not to exceed 4 times per Fiscal Year), a Lien Update; and

(x) No later than 30 days prior to the end of each Fiscal Year:  (A) projected quarterly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries, for the following Fiscal Year and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the following Fiscal Year, which projected financial statements shall be updated from time to time.

It is understood by the parties hereto that comparative reporting to the extent provided above shall not require any comparisons with any periods ending prior to the Effective Date.

(b) Additional Guaranties and Collateral Security.  Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Agent promptly and in any event within 3 days after the formation, acquisition or change in status thereof, (A) a joinder to this Agreement for the purposes set forth therein, including, without limitation, becoming a Guarantor hereunder, (B) a supplement to the Security Agreement, together with (x) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel as the Agent at the direction of the Required Lenders may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (C) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent at the direction of the Required Lenders in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations (including, without limitation, a contribution agreement and an intercompany subordination agreement and any cash management or control agreements); it being understood that the foregoing requirements set forth in clauses (A), (B) and (C) shall not be applicable with respect to any Insurance Subsidiary or any Regulated Insurance Assets to the extent any insurance-related Governmental Authority does not permit any of the requirements of clauses (A), (B) and/or (C) to be satisfied, in each case, subject to the requirement that the Loan Parties shall, and shall cause its Subsidiaries to, use commercially reasonable efforts diligently pursued to obtain approval from the applicable Governmental Authority to grant the Agent the security interests and guaranties as set forth in this subsection (b) (with such commercially reasonable efforts to be reported to Agent on Lien Updates); and

Notwithstanding the foregoing, no Foreign Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i)

above); provided, however, that if the Equity Interests of such Foreign Subsidiary are owned by a Loan Party, such Loan Party shall deliver, all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Agent (at the direction of the Required Lenders), a pledge agreement governed by the laws of the jurisdiction of organization of such Foreign Subsidiary), and certificates described in clause (ii) above to the Agent, and take all commercially reasonable actions reasonably requested by the Agent at the direction of the Required Lenders or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Liens) in favor of the Agent, for the benefit of the Agent and the Lenders, in 65% of the voting Equity Interests of such Foreign Subsidiary and 100% of all other Equity Interests of such Foreign Subsidiary owned by such Loan Party.

(c) Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing) except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

(d) Preservation of Existence, Etc.  Except as permitted by Section 6.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP or SAP, as applicable.

(f) Board of Directors.  Consistent with the Borrower's certificate of incorporation and/or bylaws, and as consistent with applicable law, cause (i) the Lender Board Representative to be a member of the board of directors of the Borrower at all times, and (ii) the board of directors of the Borrower to consist of no more than seven members at all times, without the prior written consent of the Required Lenders.

(g) Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted.

(h) Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies (with a Best Financial Strength Rating of at least A+, unless otherwise reasonably approved by the Agent) (including, without limitation, comprehensive general liability, hazard, rent, executive liability (including directors and officers insurance) and business interruption insurance).

(i) Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business, in each case, except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

(j) Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as may be reasonably required  from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, and (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby.

(k) Fiscal Year.  Cause the Fiscal Year of the Borrower and its Subsidiaries to end on December 31 of each calendar year unless the Required Lenders consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

Section 6.02 Negative Covenants .  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than Permitted Liens.

(b) Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing, other than (x) Permitted Dispositions and (y) the transfer by the Borrower to the Protected Cell of the assets transferred to it by WMMRC, if any, in connection with the Insurance Book Closing, as contemplated by the definition thereof, provided, however, that (i) any wholly-owned direct or indirect Subsidiary of any Loan Party (other than the Borrower) may be merged into such Loan Party or another wholly-owned direct or indirect Subsidiary of such Loan Party, or may consolidate with another wholly-owned direct or indirect Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agent (for delivery to the Lenders) at least 30 days'

prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party as a Guarantor and is a party to a Security Agreement, and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation (it being understood that no Insurance Subsidiary shall merge with any other Subsidiary).

(d) Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 5.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f) Restricted Payments.  (i)  Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding (a "Dividend"), (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party other than another Loan Party; provided, however, that (w) the Loan Parties may declare or pay Dividends to any other Loan Party, (x) the Borrower may declare and pay Dividends to its equityholders in an aggregate amount not to exceed 50% of Consolidated Net Income of the Loan Parties for such Fiscal Year (commencing with the Fiscal Year ending December 31, 2012) less, to the extent that Consolidated Net Income for the period from the Effective Date through the end of the prior Fiscal Year is a negative number (deficit), an amount equal to such negative number (deficit);  and provided, further that so long as after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the certificate required under Section 6.01(a)(iv) has been delivered (for the avoidance of doubt Restricted Disposition Proceeds and amounts deposited into a controlled account in connection with the exercise of the Cure Rights shall be excluded in calculating dividends permitted to be paid pursuant to this proviso), (y) WMMRC may pay the Dividends to the Borrower permitted by Section 6.02(o) hereof, and (z) the Protected Cell may pay the Dividends to the Borrower permitted by Section 6.02(q) hereof.

(g) Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(h) Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed in writing to the Agent (for delivery to the Lenders) prior to the consummation thereof, if they involve one or more payments by the Borrower or any of its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 6.02(e) and Section 6.02(f), and (iii) the transfer by the Borrower to the Protected Cell of the assets transferred to it by WMMRC, if any, in connection with the Insurance Book Closing, as contemplated by the definition thereof.

(i) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.02(i) shall prohibit or restrict compliance with:

    (A) this Agreement, the other Loan Documents and the Run-Off Notes Documents (as in effect on the date hereof);

    (B) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

    (C) in the case of clause (iv), customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset; or

    (D) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto.

(j) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries Indebtedness (other than the Run-Off Notes to the extent permitted thereby) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness unless such amendment, modification or change would be permitted by clause (i) of the definition of Permitted Indebtedness,

(ii) except for the Obligations, make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; or

(iii) amend, modify or otherwise change any of the governing documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) (A) of any Loan Party or Insurance Subsidiary, with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii)(A) that are not materially adverse to the interests of the Agent or the Lenders, or (B) of the Borrower only, with respect to any provisions therein relating to the selection, removal and rights and obligations of the Lender Board Representative.

(k) Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(l) ERISA.  (i) Establish, sponsor, maintain, become a party or contribute to or become obligated to sponsor, maintain or contribute to any Multiemployer Plan or any defined benefit plan (or permit any of its ERISA Affiliates to do any of the foregoing) or (ii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law.

(m) Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement that prohibits or restricts the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, except the following:  (i) this Agreement, the other Loan Documents, and the Run-Off Notes Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.02(a) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iii) customary provisions in leases restricting the assignment or sublet thereof.

(n) Anti-Terrorism Laws.  None of the Loan Parties, nor any of their Affiliates or agents shall: (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.  None of the Loan Parties shall knowingly cause or permit (i) a Blocked Person to have any direct or indirect interest in or benefit of any nature whatsoever in the Loan Parties or (ii) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, an Blocked Person. The Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties' compliance with this Section 6.02(n).

(o) WMMRC.  Permit WMMRC to engage in any business or activity other than: (i) the performance of its obligations, if any, under or pursuant to the Run-Off Notes Documents, (ii) the performance of its obligations under any contracts relating to the Run-Off Proceeds, (iii) the granting of Permitted Liens described under clause (p) of the definition thereof, if any, on the Run-Off Proceeds, (iv) (x) the transfer of assets contemplated by the definition of Insurance Book Closing in connection therewith to the Protected Cell or to the Borrower, and (y) the payment of Dividends on account of the Run-Off Proceeds to the Borrower prior to the occurrence of the Insurance Book Closing, (v) the Insurance Book Closing, (vi) at any time after the Insurance Book Closing, and in compliance (to the extent applicable) with the requisites of Section 6.01(b), WMMRC New Business, and (vii) any activity reasonably incidental to any of the foregoing.

(p) Negative Pledge and Lien Requirements.  Fail to comply with the Negative Pledge Requirement or with any Lien Requirement.

(q) Protected Cell.  Permit the Protected Cell to engage in any business or activity other than: (i) the performance of its obligations, if any, under or pursuant to the Run-Off Notes Documents, (ii) the performance of its obligations under any contracts relating to the Run-Off Proceeds, (iii) the granting of Permitted Liens described under clause (p) of the definition thereof, if any, on the Run-Off Proceeds, (iv) the payment of Dividends on account of the Run-Off Proceeds to the Borrower after the occurrence of the Insurance Book Closing, and (v) any activity reasonably incidental to any of the foregoing.

Section 6.03 Financial Covenants .  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Interest Coverage Ratio.  Permit the Interest Coverage Ratio of the Borrower and its Subsidiaries for any period of 12 consecutive fiscal months as of the last day of any fiscal quarter of the Borrower and its Subsidiaries which ends on a date set forth below (or such shorter period as follows: (x) if the first Loan advance is made within the first forty-five (45) days of the quarter, for the period from the first date of the fiscal quarter in which the first Loan advance is made through such date or (y) if the first Loan advance is made on the forty-sixth (46th) day of the quarter or later, for the period from the first day of the next fiscal quarter and ending at the date set forth below) to be less than the amount set forth opposite such date:

Fiscal Quarter End	Interest Coverage Ratio
March 31, 2012 (or if the first Loan advance is later (x) but within the first forty-five (45) days of the quarter, then the quarter ending on or after the date of such first advance or (y) if on the forty-sixth (46th) day of the quarter or later, then the quarter ending after the quarter in which such advance is made) and as of the last day of each fiscal quarter thereafter until March 31, 2014
1.30 to 1.00
June 30, 2014 and as of the last day of each fiscal quarter thereafter	1.50 to 1.00

provided, however, that if the Borrower at any time makes borrowings under the Term Loan B in respect of Permitted Originations, on and after such time, the Interest Coverage Ratio of the Borrower and its Subsidiaries in respect of any fiscal quarter ending March 31, 2012 through March 31, 2014 shall not be less than 1.35 to 1.00 at the end of any such fiscal quarter.

(b) Business Performance Test.  Permit the Borrower and its Subsidiaries as of the last day of any Fiscal Year of the Borrower and its Subsidiaries to be in violation of both clause (a) and clause (b) of the definition of "Business Performance Test", it being understood that no Loan Party shall be in violation of this covenant if the Borrower and its Subsidiaries meet the criteria set forth in at least one of the clauses of the definition of "Business Performance Test".

(c) Certain Cure Rights.  Notwithstanding anything to the contrary contained in this Section 6.03, in the event that any Loan Party would otherwise be in default of any financial covenant set forth in this Section 6.03, until the 10th day subsequent to delivery of the related Certificate of Authorized Officer pursuant to Section 6.01(a)(iv), the Borrower shall have the right, but in any event no more than two times in any twelve-month period (and not more than four times before the Final Maturity Date) to exercise the Cure Right.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default .  If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of or interest (with respect to interest only, within three (3) days after the due date thereof) on any Loan, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty (after giving effect to any materiality qualifiers contained therein) made or deemed made in connection with or pursuant to any Loan Document shall have been incorrect or misleading in any material respect when made or deemed made.

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Sections 6.01(a), 6.01(c), 6.01(d), 6.01(f), 6.02 or 6.03;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 7.01, such failure, if capable of being remedied, shall remain unremedied for ten (10) Business Days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by the Agent or the Required Lenders to such Loan Party;

(e) the Borrower or any of its Subsidiaries shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $250,000, or any payment of principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) the Borrower or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against the Borrower or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $250,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, unless stayed or bonded pending appeal;

(i) except as expressly permitted pursuant to Section 6.02(c), unless the Required Lenders consent in writing, the Borrower or any of its Subsidiaries dissolves, or suspends or discontinues an existing business;

(j) the Borrower or any of its Subsidiaries is prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(k) (i) the indictment of the Borrower or any of its Subsidiaries under any criminal statute, or the commencement of criminal proceedings against the Borrower or any of its Subsidiaries or (ii) an adverse finding in any civil proceeding against the Borrower or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(l) a Change of Control shall have occurred, except that a transaction where the proceeds of such transaction are used to indefeasibly pay all Obligations in full in cash upon the consummation thereof (and all remaining Term Loan Commitments are terminated contemporaneously therewith) shall not be deemed a Change of Control for purposes of this Section 7.01(l);

then, and in any such event, the Agent may, and shall at the request of the Required Lenders, (i) terminate or reduce all Term Loan A Commitments and/or all Term Loan B Commitments, and upon the request of the Term Loan A-1 Lenders terminate the Term Loan A-1 Commitments whereupon all such Term Loan A Commitments, such Term Loan A-1 Commitments and/or Term Loan B Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 7.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by the Agent or any Lender, all Term Loan A Commitments, Term Loan A-1 Commitments and Term Loan B Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Section 7.02 Agent Matters Upon Default .  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than the payment of any principal of or interest on any Loan and any accrued and unpaid fees and expenses of the Agent) unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or “notice of event of default”.  In the event that the Agent receives such a written notice, the Agent shall give notice thereof to all the Lenders and the Borrower.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

ARTICLE VIII

AGENT

Section 8.01 Appointment .  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Agent to perform the duties of the Agent as set forth in this Agreement and the other Loan Documents including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered by any Loan Party to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) after the Effective Date, to arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments (collectively, the "Financing Statements") for the perfection of security interests in the Collateral; provided, that, the Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such Financing Statements all of which shall be provided in writing to the Agent by the Required Lenders including the jurisdictions and filing offices where the Agent is required to file such Financing Statements; (v) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Agent of the rights and remedies specifically authorized to be exercised by the Agent by the terms of this Agreement or any other Loan Document; (vi)  subject to Section 8.03 of this Agreement, to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (vii) subject to Section 8.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 8.02 Nature of Duties .  The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agent shall be mechanical and administrative in nature.  The Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable written request of a Lender, the Agent shall provide to such Lender any documents or reports delivered to the Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If the Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender.  The Agent shall promptly notify each Lender any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.  Without limiting the foregoing, it is understood that upon receipt by the Agent of any request, action or information for which the vote, or determination  or direction of the Lenders is required in accordance with the terms hereof, the Agent agrees to promptly make such request,  or provide such information,  to the Lenders.  The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.03 Rights, Exculpation, Etc.   The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Loan as the owner thereof until the Agent receives an Assignment and Acceptance, pursuant to Section 10.07 hereof, signed by such payee; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 3.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 8.04 Reliance .  The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 8.05 Indemnification .  To the extent that the Agent is not reimbursed and indemnified by any Loan Party, the Lenders will, within five (5) Business Days of written demand by the Agent, reimburse and indemnify the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to the Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination by a court of competent jurisdiction that such liability resulted from the Agent's gross negligence or willful misconduct.  The obligations of the Lenders under this Section 8.05 shall survive the payment in full of the Loans, the termination of this Agreement and the earlier resignation or removal of the Agent.

Section 8.06 Agent Individually .  With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, if any, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the

Required Lenders.  The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 8.07 Successor Agent .  (a)  The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and each Lender.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After the Agent's resignation hereunder as an Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

Section 8.08 Agency for Perfection .  The Agent and each Lender hereby appoints the Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or in accordance with the Agent's instructions.  In addition, the Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents and the Agent shall not be responsible for the negligence or misconduct of any sub-agents selected by it with reasonable care.  Each Loan Party, by its execution and delivery of this Agreement, hereby consents to the foregoing.

Section 8.09 No Reliance on the Agent's Customer Identification Program .  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced ("CIP Regulations"), or any other Anti-

Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 8.10 No Third Party Beneficiaries .  The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.11 No Fiduciary Relationship .  It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine or any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  In addition, it is understood and agreed that neither the Agent nor any Lender has any fiduciary or insider relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

Section 8.12 Reports; Confidentiality; Disclaimers .  By becoming a party to this Agreement, each Lender (subject to Section 10.18):

(a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Borrower or any of its Subsidiaries by a third party selected by the Required Lenders (each, a "Report") and the Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that the Agent (i) does not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower's and its Subsidiaries' books and records, as well as on representations of their personnel, and

(d) agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner.

Section 8.13 Collateral Matters

(a)   Each Lender (i) consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Financing Agreement, (ii) authorizes and directs the Agent to enter into the Security Documents to which it is a party, (iii) authorizes and empowers the Agent to execute and deliver the Intercreditor Agreement and (iv) authorizes and empowers the Agent to bind the Lenders as set forth in the Security Documents to which the Agent is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b)    Upon request by the Agent at any time, the Lenders will promptly confirm in writing the Agent's authority to release particular types or items of Collateral.

ARTICLE IX

GUARANTY

Section 9.01 Guaranty .  Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due and performance, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) payable under Section 10.04 and all expenses incurred by the Agent and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE IX.  Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower.  In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any bankruptcy, insolvency or other similar law.  Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation.

Section 9.02 Guaranty Absolute .  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent and the Lenders with respect thereto.  Each Guarantor agrees that this ARTICLE IX constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Agent or any Lender to any Collateral.  The obligations of each Guarantor under this ARTICLE IX are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this ARTICLE IX shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, the Agent or any Lender;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE IX shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent, the Lenders, or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 9.03 Waiver .  Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE IX and any requirement that the Agent or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct the Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE IX from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that the Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that the Agent and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 9.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this ARTICLE IX, and acknowledges that this ARTICLE IX is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 9.04 Continuing Guaranty; Assignments .  This ARTICLE IX is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE IX and  as to Term Loan A-1, the Final Term Loan A-1 Maturity Date and as to Term Loan A and Term Loan B. the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Term Loan A Commitment, its Term Loan A-1 Commitments, its Term Loan B Commitment, its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 10.07.

Section 9.05 Subrogation .  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE IX, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE IX shall have been paid in full in cash and as to Term Loan A-1, the Final Term Loan A-1 Maturity Date shall have occurred and as to Term Loan A and Term Loan B, the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE IX and as to Term Loan A-1, the Final Term Loan A-1 Maturity Date and as to Term Loan A and Term Loan B, the Final Maturity Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE IX, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE IX thereafter arising.  If (i) any Guarantor shall make payment to the Agent and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE IX shall be paid in full in cash and (iii) as to Term Loan A-1, the Final Term Loan A-1 Maturity Date shall have occurred and as to Term Loan A and Term Loan B, the Final Maturity Date shall have occurred, the Agent and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 9.06 Reinstatement .  Notwithstanding anything to contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Agent or any  Lender upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 9.06 shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices, Etc.   (a) All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:

WMI Holdings Corp.
1201 Third Avenue, Suite 3000
Seattle, Washington 98101
Attention:  Charles Edward Smith, Interim Chief Executive Officer
Telephone:  206-432-8731
Telecopier:  206-432-8879

with copies to:

Schwabe Williamson & Wyatt, P.C.
1211 SW Fifth Avenue, Suite 1500-1900
Portland, Oregon 97204
Attention:  A. Jeffery Bird, Esq. (jbird@schwabe.com) and
Darius Hartwell, Esq. (dhartwell@schwabe.com)
Telephone:  503-222-9981
Telecopier:  503-796-2900

if to the Agent, to it at the following address:

U.S. Bank Corporate Trust Services
214 North Tryon Street, 26th floor
Charlotte, NC 28202
Attention:CDO Trust Services
Telecopier:704-335-4678

with copies (which shall not constitute notice to the Agent) to:

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
Attention: Bart Pisella, Esq. (bart.pisella@pillsburylaw.com) and
Timothy Kober, Esq. (timothy.kober@pillsburylaw.com)

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 10.01.  All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or three (3) days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to the Agent pursuant to ARTICLE II shall not be effective until received by the Agent.

(b) Electronic Communications.

    (i) The Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

    (ii) Unless the Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 10.02 Amendments, Etc.   (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agent with the written consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of each Lender affected thereby, (ii) increase the Total Term Loan A Commitment, the Total Term Loan A-1 Commitment or the Total Term

Loan B Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender, (iv) amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Agent for the benefit of the Agent and the Lenders, or release the Borrower or any Guarantor without the written consent of each Lender, or (vi) amend, modify or waive Section 2.05(d), Section 3.03, this Section 10.02 or Section 10.07 of this Agreement without the written consent of each Lender; provided, further, that no amendment, waiver or consent shall (x) amend, modify or waive Section 2.01(a)(ii) or Section 2.01(a)(iii), of this Agreement without the written consent of each Lender with a Term Loan A-1 Commitment or a Term A-1 Loan in addition to the written consent of the Required Lenders, or (y) amend the definition of "Final Term Loan A-1 Maturity Date", "Term Loan A-1", "Term Loan A-1 Commitment", "Term Loan A-1 Commitment Termination Date", "Total Term Loan A-1 Commitment", or Schedule 1.01(A) with respect to the Term Loan A-1 Commitments, without the written consent of each Lender with a Term Loan A-1 Commitment or a Term A-1 Loan in addition to the written consent of the Required Lenders.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero, except for purposes of voting or consenting on matters described in (i), (ii), (iii), (iv) or (vi) above.

(b) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Agent and its respective Affiliates and Related Funds (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Agent at the written direction of the Required Lenders, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Replacement Lenders, and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 10.07(b).  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

(c) With respect to any matter set forth on Schedule 10.02(c) hereto, to the extent the Agent asks for a determination or direction from any Lender, each Lender agrees that it will not unreasonably delay its response (it being understood that each Lender shall have been provided by the Borrower and/or Agent, to the extent applicable, sufficient information in the reasonable discretion of such Lender to make such determination, or to provide such direction).

Section 10.03 No Waiver; Remedies, Etc.   No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 10.04 Expenses; Taxes; Attorneys' Fees .  The Borrower will pay on demand all costs and expenses set forth in clauses (i) through (x) below incurred by or on behalf of: (a) the Agent (including, periodic field audits, investigations, searches and filings, monitoring of assets, appraisals of Collateral, miscellaneous disbursements, examination, travel, lodging and meals, but excluding the fees, costs and expenses of any legal counsel to the Agent in connection with any work prior to the Effective Date), and (b) each Lender (limited, in the case of costs and expenses of legal counsel (A) absent an Event of Default, to the reasonable fees, costs, client charges and expenses of: one outside transactional legal counsel for the Lenders, and, to the extent reasonably required by the Lenders, one outside legal counsel to the  Lenders in each relevant local jurisdiction, and (B) at any time after the occurrence and during the continuance of an Event of Default, to the reasonable fees, costs, client charges and expenses of one outside transactional legal counsel for each Lender, one outside regulatory legal counsel for each Lender, and, to the extent reasonably required by such Lender, one outside legal counsel to each Lender in each relevant local jurisdiction), in each case, arising from or relating to: (i) the performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 6.01(b) or the review of any agreements, instruments and documents), (ii) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (iii) the preservation and protection of the Agent's or any of the Lenders' rights under this Agreement or the other Loan Documents, (iv) the defense of any claim or action asserted or brought against the Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent's or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (v) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (vi) the filing of any petition, complaint, answer, motion or other pleading by the Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (vii) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (viii) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (ix) any attempt to collect from any Loan Party, or (x) the receipt by the Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.  The Borrower also agrees to pay any costs and expenses incurred by a Qualified Valuation Firm selected to prepare a valuation report in connection with any Independent Valuation Process conducted pursuant to this Agreement.  For the avoidance of doubt, Borrower and Lenders agree that any and all fees and expenses (including, without limitation, fees and expenses of legal counsel) incurred by a party before the Effective Date will be the sole responsibility of the party incurring such fees and expenses, and Borrower has no obligation under this Section 10.04 to reimburse Lenders for fees and expenses incurred before the Effective Date.  The obligations of the Borrower under this Section 10.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 10.05 Right of Set-off .  Upon the occurrence and during the continuance of any Event of Default, the Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.02 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by the Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agent and the Lenders under this Section 10.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agent and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 10.06 Severability .   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.07 Assignments and Participations .

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b) Each Lender may with the written consent of the Agent (not to be unreasonably withheld), and so long as no Default or Event of Default shall have occurred and be continuing, with the written consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment and any Loan made by it; provided, however, that (i) such assignment is in an amount which is at least $1,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) another Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $1,000,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Agent, for the benefit of the Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to another Lender, an Affiliate of such Lender or a Related Fund of such Lender) and (iii) no written consent of the Agent or the Borrower shall be required (1) in connection with any assignment by a Lender to another Lender, an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Agent (or such shorter period as may be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  No assignment shall be made to (i) the Borrower or any of its Affiliates or Subsidiaries or (ii) to any Defaulting Lender or any of its Subsidiaries,

or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the

Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(e) Upon receipt by the Agent of a completed Assignment and Acceptance, and subject to any consent required from the Agent pursuant to Section 10.07(b) (which consent of the Agent must be evidenced by the Agent's execution of an acceptance to such Assignment and Acceptance), the Agent shall accept such assignment and record the information contained therein in the Register.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register").  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(h) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.07(e).

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Term Loan A Commitment, Term Loan A-1 Commitment and/or Term Loan B Commitment and the Loans made by it); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Term Loan A Commitment, Term Loan A-1 Commitment and/or Term Loan B Commitment hereunder) and the other Loan Documents shall remain unchanged; and (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents.  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.07 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; provided, that no participant may receive a greater benefit than the Lender from whom such participant acquired its interest would have received.

(j) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 10.08 Counterparts .  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 10.09 GOVERNING LAW.   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 10.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE .  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE

UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 10.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.11 WAIVER OF JURY TRIAL, ETC.   EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL

INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 10.12 Consent by the Agent and Lenders .  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of the Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which the Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 10.13 No Party Deemed Drafter .  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 10.14 Reinstatement; Certain Payments .  If any claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by the Agent or such Lender in payment or on account of any of the Obligations, the Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if the Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or such Lender.

Section 10.15 Indemnification; Limitation of Liability for Certain Damages .

(a) In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Agent and each Lender and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Agent's or any Lender's furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other

Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee (or, in the case of an Indemnitee that is a Defaulting Lender, caused by a material breach by such Defaulting Lender of its obligations hereunder), as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 10.15 are chargeable against the loan account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 10.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The indemnities and waivers set forth in this Section 10.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents and the earlier resignation or removal of the Agent.

Section 10.16 Records .  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Funding Fee, shall at all times be ascertained from the records of the Agent, which shall be conclusive and binding absent manifest error.

Section 10.17 Binding Effect .  This Agreement shall become effective when it shall have been executed by each Loan Party, the Agent and each Lender and when the conditions precedent set forth in Section 4.01 hereof have been satisfied or waived in writing by the Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Agent and each Lender, and any assignment by any Lender shall be governed by Section 10.07 hereof.

Section 10.18 Confidentiality .  Borrower shall provide all information required hereunder regarding the Loan Parties and any Insurance Subsidiary and their businesses, including all information in connection with any waivers, amendments or approvals or otherwise requiring a determination by a Lender, the Lenders or the Required Lenders, directly to the Agent (such information, excluding information obtained by the Agent from publicly available sources, "Private Side Information").  Each Lender that wishes to receive Private Side Information will designate at least one individual to receive the Private Side Information and identify such designee to the Agent (each such designee, a "Private Sider").  The Lenders hereby agree that at all times there will be at least one Lender who has designated a Private Sider.  Each Loan Party hereby authorizes the Agent to distribute all Private Side Information from the Borrower to Private Siders; it being understood that employees and representatives of a Lender who have not been designated as Private Siders may be engaged in investment and other market-related activities with respect to Borrower's or its affiliates' securities.  In the event less than all of the Lenders have designated a Private Sider, then, in connection with any Required Lender determination under Section 10.02 or any action taken or not taken hereunder or otherwise subject to a Required Lender determination for which Private Side Information is material in the consideration of any such determination, those Lenders who have not designated a Private Sider and not voted shall be deemed to have voted in the same manner as those Lenders who have designated a Private Sider and whose Pro Rata Shares represents more than 50% of the Pro Rata Shares of such Lenders; provided that no such determination, action or non-action shall result in any Lender being treated differently than any other Lender.

Section 10.19 Public Disclosure .  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of the Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with the Agent or such Lender before issuing such press release or other public disclosure); provided, that no consent shall be required for the Borrower to comply with its filing and disclosure requirements with the SEC.  Each Loan Party hereby authorizes the Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as the Agent or such Lender shall deem appropriate, including, without limitation, announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as the Agent or such Lender shall deem appropriate.

Section 10.20 Integration .  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  As to the duties or obligations of the Agent, in the event of any conflict between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 10.21 USA PATRIOT Act . Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Loan Parties, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Loan Parties in accordance with the USA PATRIOT Act.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

WMI HOLDINGS CORP.

By:	/s/
Name:
Title:

GUARANTOR:

WMI INVESTMENT CORP.

By:	/s/
Name:
Title:

AGENT:

U.S. BANK NATIONAL ASSOCIATION, as Agent

By:	/s/
Name:
Title:

LENDERS:

OWL CREEK ASIA I, L.P. By: Owl Creek Advisors, LLC, its general partner

By:	/s/
Name:
Title:

OWL CREEK ASIA II, L.P. By: Owl Creek Advisors, LLC, its general partner

By:	/s/
Name:
Title:

OWL CREEK ASIA MASTER FUND, LTD.

By:	/s/
Name:
Title:

OWL CREEK I, L.P. By: Owl Creek Advisors, LLC, its general partner

By:	/s/
Name:
Title:

OWL CREEK II, L.P. By: Owl Creek Advisors, LLC, its general partner

By:	/s/
Name:
Title:

OWL CREEK OVERSEAS MASTER FUND, LTD.

By:	/s/
Name:
Title:

OWL CREEK SRI MASTER FUND, LTD.

By:	/s/
Name:
Title:

APPALOOSA INVESTMENT L.P. I By: Appaloosa Management L.P., its general partner By: Appaloosa Partners Inc., its general partner

By:	/s/
Name:
Title:

THOROUGHBRED FUND L.P. By: Appaloosa Management L.P., its general partner By: Appaloosa Partners Inc., its general partner

By:	/s/
Name:
Title:

AURELIUS CAPITAL PARTNERS, LP By: Aurelius Capital GP, LLC, its General Partner

By:	/s/ Dan Gropper
Name: Dan Gropper
Title: Managing Director

AURELIUS INVESTMENT, LLC By: Aurelius Capital Management, LP, solely as its manager and not in its individual capacity

By:	/s/ Dan Gropper
Name: Dan Gropper
Title: Managing Director

CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.

By:	/s/
Name:
Title:

CENTERBRIDGE CREDIT PARTNERS, L.P.

By:	/s/
Name:
Title:

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.

By:	/s/
Name:
Title:

FINANCING AGREEMENT

Dated as of March 19, 2012

by and among

WMI HOLDINGS CORP.,
as Borrower,

CERTAIN SUBSIDIARIES OF WMI HOLDINGS CORP. FROM TIME
TO TIME A PARTY HERETO,
as Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

U.S. BANK NATIONAL ASSOCIATION,
as Agent,

TABLE OF CONTENTS

i

Schedules and Exhibits

Schedule 1.01(A)	Commitments
Schedule 5.01(e)	Subsidiaries
Schedule 5.01(o)	Insurance
Schedule 10.02(c)	Certain Agent Actions

Exhibit A	Form of Assignment and Acceptance Agreement
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Notice of Borrowing

Schedule 10.02(c)

Section/Provision of Financing Agreement	Action
Definition of “SAP”
Adjustments to Reporting on an alternative basis to statutory accounting principles and regulations prescribed by the National Association of Insurance Commission for the preparation of financial statements

Definition of “Security Agreement”	Form and Substance of Pledge and Security Agreement made by a Loan Party
Section 1.04	Meaning of terms used in New York Uniform Commercial Code (the “UCC”) in light of replacement or amendment of the UCC
Section 6.01(k)	Consent to change in Fiscal Year.
Section 10.02(b)	Replacement of Holdout Lenders

Section/Provision of Pledge and Security Agreement	Action
Section 7(a)(iii)	Execution and delivery by Agent of proxies and other instruments referred to therein